Dated: 14th June, 2017
ALPHA BANK A.E.
- and -
BULK FREEDOM CORP.

LOAN AGREEMENT for a secured floating interest rate loan facility of up to US$5,500,000

Theo V. Sioufas & Co.
Law Offices
Piraeus      (J18-182622/C)

TABLE OF CONTENTS

CLAUSE	HEADINGS PAGE

1.	PURPOSE, DEFINITIONS AND INTERPRETATION 3

2.	THE LOAN 24

3.	INTEREST 27

4.	REPAYMENT - PREPAYMENT 32

5.	PAYMENTS, TAXES, LOAN ACCOUNT AND COMPUTATION 35

6.	REPRESENTATIONS AND WARRANTIES 37

7.	CONDITIONS PRECEDENT 44

8.	COVENANTS 50

9.	EVENTS OF DEFAULT 64

10.	INDEMNITIES - EXPENSES – FEES 71

11.	SECURITY, APPLICATION, AND SET-OFF 77

12.	UNLAWFULNESS, INCREASED COSTS AND BAIL-IN 79

13.	OPERATING ACCOUNT 82

14.	ASSIGNMENT, TRANSFER, PARTICIPATION, LENDING OFFICE 84

15.	MISCELLANEOUS 87

16.	NOTICES AND COMMUNICATIONS 90

17.	LAW AND JURISDICTION 91

SCHEDULE 1: Form of Drawdown Notice
SCHEDULE 2: Form of Insurance Letter

(J18-182622/C)

THIS AGREEMENT is dated the 14th day of June, 2017 and made BETWEEN:

(1)
ALPHA BANK A.E., a banking société anonyme incorporated in and pursuant to the laws of the Hellenic Republic with its head office at 40 Stadiou Street, Athens GR 102 52, Greece, acting, except as otherwise herein provided, through its office at 93 Akti Miaouli, Piraeus, Greece (hereinafter called the “Lender”, which expression shall include its successors and assigns); and

(2)
BULK FREEDOM CORP., a corporation incorporated in the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (hereinafter called the “Borrower”, which expression shall include its successors)

AND IT IS HEREBY AGREED as follows:

1.	PURPOSE, DEFINITIONS AND INTERPRETATION

1.1
Amount and purpose. This Agreement sets out the terms and conditions upon and subject to which the Lender agrees to make available to the Borrower a loan facility of up to Five million five hundred thousand Dollars ($5,500,000), representing approximately 65% of the acquisition cost of the Vessel, by way of one (1) Advance, to be used for the purpose of financing part (up to 65%) of the Purchase Price of the Vessel.

1.2
Definitions. Subject to Clause 1.3 (Interpretation) and Clause 1.4 (Construction of certain terms), in this Agreement (unless otherwise defined in the relevant Finance Document and unless the context otherwise requires) and the other Finance Documents each term or expression defined in the recital of the parties and in this Clause shall have the meaning given to it in the recital of the parties and in this Clause:

“ABT Charterparty” means the time-charter entered into between (a) Americas Bulk Transport (BVI) Limited, of Bermuda (the “ABT Charterer”) in respect of the employment of the Vessel for a period of at least three (3) years and at a minimum net daily rate of $8,500/day, under terms and conditions acceptable to the Lender (and shall include any addenda thereto);
“Account Pledge Agreement” means an agreement to be entered into between the Borrower and the Lender for the creation of a pledge over the Operating Account in favour of the Lender, in form and substance satisfactory to the Lender as the same may from time to time be amended and/or supplemented;
“Advance” means each borrowing of a portion of the Commitment by the Borrower or (as the context may require) the principal amount of such borrowing;
“Alternative Rate” means a rate agreed between the Lender and the Borrower on the basis of which (instead of LIBOR) the interest rate is determined pursuant to Clause 3.6 (Market disruption – Non Availability);
“Applicable Sanctions" means any Sanctions by which any Security Party is bound or to which it is subject (which shall include, without limitation, any extra-territorial sanctions imposed by law or regulation of the United States of America) or, as regards a regulation, compliance with which is reasonable in the ordinary course of business of any Security Party;
“Approved Manager” means for the time being SEAMAR MANAGEMENT S.A., a company duly incorporated and validly existing under the laws of the Republic of Panama, and having an

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office established in Greece pursuant to the Greek laws 89/67, 378/68, 27/75 and 814/79 (as amended) at 90 Kifissias Ave, 15125, Maroussi, Athens, Greece, or any other person appointed by the Borrower with the consent of the Lender (such consent not to be unreasonably withheld), as the manager of the Vessel, and includes its successors in title;
“Approved Manager’s Undertaking” means a letter of undertaking and subordination to be executed by the Approved Manager, as manager of the Vessel, in favour of the Lender, such Approved Manager’s Undertaking to be and in form and substance satisfactory to the Lender as the same may from time to time be amended and/or supplemented;
“Approved Shipbrokers” means, together, Golden Destiny, Clarksons PLC London, Braemar ACM Shipbroking London and Arrow Sale and Purchase London, Howe Robinson – London, or any other first class independent firm of internationally known shipbrokers, nominated by the Lender and acceptable to the Borrower, and includes their respective successors in title and “Approved Shipbroker” means any of them;
“Availability Period” means the period starting on the date hereof and ending on:

(a)	the 31st day of July, 2017 or until such later date as the Lender may agree in writing; or

(b)
such earlier date (if any): (i) on which the whole Commitment has been advanced by the Lender to the Borrower, or (ii) on which the Commitment is reduced to zero pursuant to Clauses 3.6 (Market disruption – Non Availability), 9.2 (Consequences of Default – Acceleration) or 12.1 (Unlawfulness) or any other Clause of this Agreement;

“Bail-In Action” means the exercise of any Write-down and Conversion Powers;
“Bail-In Legislation” means:

(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation;
“Balloon Instalment” means the part of the Loan amounting to Two million three hundred thousand Dollars ($2,300,000);
“Banking Day” means any day on which banks and foreign exchange markets in New York, London, Piraeus and Athens and in each country or place in or at which an act is required to be done under this Agreement in accordance with the usual practice of the Lender, are open for the transaction of business of the nature contemplated in this Agreement;
“Beneficial Shareholder(s)” means the person or persons in writing disclosed to the Lender by an individual acceptable to the Lender as being the ultimate legal and beneficial owner or owners (either directly and/or through companies beneficially owned by such person or persons or members of his/her direct family and/or trusts or foundations of which such person or persons

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or members of his/her direct family are legal and beneficial owners) of 100% of the shares and the voting rights in each of the Borrower and the Seamar Corporate Guarantor;
“Borrowed Money” means Financial Indebtedness incurred in respect of (i) money borrowed or raised, (ii) any bond, note, loan stock, debenture or similar instrument, (iii) acceptance of documentary credit facilities, (iv) deferred payments for assets or services acquired, (v) rental payments under leases (whether in respect of land, machinery, equipment or otherwise) entered into primarily as a method of raising finance or of financing the acquisition of the asset leased, (vi) guarantees, bonds, stand-by letters of credit or other instruments issued in connection with the performance of contracts and (vii) guarantees or other assurances against financial loss in respect of Financial Indebtedness of any person falling within any of sub-paragraphs (i) to (vi) above;
“Borrower” means the Borrower as specified in the beginning of this Agreement;
“Capital Controls Approval” means the approval of the disbursement of the Commitment (or the relevant part thereof) by the competent authorities of Greece in accordance with the applicable regulations of the Bank of Greece and the legislation relating to capital controls and/or other economic measures imposed by the Government of Greece in force on the Drawdown Date;
“Charterparty” means any time or bareboat charterparty or contract of affreightment, agreement or related document in respect of the employment of the Vessel whether now existing or hereinafter entered into by the Borrower or any person, firm or company on its behalf for a period of twelve (12) months or more with a charterer, at a daily rate and on terms and conditions acceptable to the Lender (and shall include any addenda thereto) and includes the ABT Charterparty;
“Charterparty Assignment” means the assignment of any Charterparty, in favour of the Lender, in form and substance satisfactory to the Lender as the same may from time to time be amended and/or supplemented;
“CISADA” means the United States Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010 as it applies to non-US persons;
“Classification” means in respect of the Vessel, the classification referred to in the Mortgage with the Classification Society or such other Classification Society as the Lender shall, at the request of the Borrower, have agreed in writing (such agreement not to be unreasonably withheld) to be treated as the Classification Society for the purposes of the Finance Documents;
“Classification Society” means NKK and such other classification society which is a member of IACS and which the Lender shall, at the request of the Borrower, have agreed in writing (such agreement not to be unreasonably withheld) to be treated as the Classification Society for the purposes of the Finance Documents;
“Commitment” means the amount which the Lender has agreed to lend to the Borrower under Clause 2.1 (Commitment to Lend) as reduced pursuant to any relevant term of this Agreement;
“Commitment Letter” means the Commitment Letter dated 29th May, 2017 addressed by the Lender to the Borrower c/o the Approved Manager and shall include any amendments or addenda thereto;
“Compulsory Acquisition” means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of the Vessel

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by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;
“Corporate Guarantee” means the irrevocable and unconditional guarantee executed or (as the context may require) to be executed by each Corporate Guarantor as a security for the Outstanding Indebtedness and any and all other obligations of the Borrower under this Agreement and the Security Documents, in form and substance satisfactory to the Lender as the same may from time to time be amended and/or supplemented (together, the “Corporate Guarantees”);
“Corporate Guarantors” means each of (a) PANGAEA LOGISTICS SOLUTIONS LTD., a company lawfully incorporated and validly existing under the laws of Bermuda (the “Pangaea Corporate Guarantor”) and (b) SEAMAR MANAGEMENT S.A, a company lawfully incorporated and validly existing under the laws of the Republic of Panama (the “Seamar Corporate Guarantor”), and/or any other person nominated by the Borrower and acceptable to the Lender who gave or, as the context may require, shall or may give a Corporate Guarantee, and includes its successors in title and “Corporate Guarantor” means any of them, as the context may require;
“Default” means any Event of Default or any event or circumstance specified in Clause 9 (Events of Default) which would, with the giving of notice or lapse of time (or any combination thereof) constitute an Event of Default;
“Default Rate” means that rate of interest per annum which is determined in accordance with the provisions of Clause 3.4 (Default Interest);
“Delivery” means the delivery of the Vessel by the Seller and the acceptance of the Vessel by, the Borrower pursuant to the MOA;
“Delivery Date” means the date upon which the Delivery occurs;
“DOC” means a document of compliance issued to an Operator in accordance with rule 13 of the ISM Code;
“Dollars” (and the sign “$”) means the lawful currency for the time being of the United States of America;
“Drawdown Date” means the date, being a Banking Day, requested by the Borrower for the Loan to be made available, or (as the context requires) the date on which the Loan is actually made available;
“Drawdown Notice” means a notice substantially in the terms of Schedule 1 (Form of Drawdown Notice) or in any other form which the Lender approves;
“Earnings” means all moneys whatsoever which are now, or later become, payable to the Borrower and which arise out of the use or operation of the Vessel, including (but not limited to) all freight, hire and passage moneys, compensation payable to the Owner in the event of requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, contributions of any nature whatsoever in respect of general average, damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Vessel and any other earnings whatsoever due or to become due to the Owner in respect of the Vessel and all sums recoverable under the Insurances in respect of loss of Earnings and includes, if and whenever the Vessel is employed on terms whereby any and all such moneys as aforesaid are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing agreement which is attributable to the Vessel;

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“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, security interest, title retention, arrest, seizure, garnishee order (whether nisi or absolute) or any other order or judgement having similar effect or other encumbrance of any kind securing or any right conferring a priority of payment in respect of any obligation of any person;
“Environmental Affiliate” means any agent or employee of the Borrower or any other Relevant Party or any person having a contractual relationship with the Borrower or any other Relevant Party in connection with any Relevant Ship or her operation or the carriage of cargo thereon;
“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or her operation or the carriage of cargo thereon and/or passengers therein and/or provisions of goods and/or services on or from the Relevant Ship required under any Environmental Law;
“Environmental Claim” means any and all enforcement, clean up, removal or other governmental or regulatory actions or orders instituted or completed pursuant to any Environmental Law or any Environmental Approval together with claims made by any third party relating to damage, contribution, loss or injury, resulting from any actual or threatened emission, spill, release or discharge of a Material of Environmental Concern from any Relevant Ship;
“Environmental Incident” means (i) any release of Material of Environmental Concern from the Vessel, (ii) any incident in which Material of Environmental Concern is released from a vessel other than the Vessel and which involves collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, where the Vessel, the Borrower or the Approved Manager are actually or allegedly at fault or otherwise liable (in whole or in part) or (iii) any incident in which Material of Environmental Concern is released from a vessel other than the Vessel and where the Vessel is actually or potentially liable to be arrested as a result and/or where the Borrower or the Approved Manager are actually or allegedly at fault or otherwise liable;
“Environmental Laws” means all national, international and state laws, rules, regulations, treaties and conventions applicable to any Relevant Ship pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage or Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern from any Relevant Ship;
“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time;
“Event of Default” means any event or circumstance set out in Clause 9.1 (Events) or described as such in any of the Finance Documents;
“Expenses” means the aggregate at any relevant time (to the extent that the same have not been received or recovered by the Lender) of:

(a)
all losses, liabilities, costs, charges, expenses, damages and outgoings of whatever nature, (including, without limitation, Taxes, repair costs, registration fees and insurance premiums, crew wages, repatriation expenses and seamen’s pension fund dues) suffered, incurred, charged to or paid or committed to be paid by the Lender in connection with

7     (J18-185622/C)

the exercise of the powers referred to in or granted by any of the Finance Documents or otherwise payable by the Borrower in accordance with the terms of any of the Finance Documents;

(b)	the expenses referred to in Clause 10.2 (Expenses); and

(c)
interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings from, in the case of Expenses referred to in sub-paragraph (b) above, the date on which such Expenses were demanded by the Lender from the Borrower and in all other cases, the date on which the same were suffered, incurred or paid by the Lender until the date of receipt or recovery thereof (whether before or after judgement) at the Default Rate (as conclusively certified by the Lender but always absent manifest error);

“FATCA” means:
sections 1471 to 1474 of the US Internal Revenue Code of 1986 (the "Code") or any associated regulations or other associated official guidance;
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or
any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;
“FATCA Application Date” means:
in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 May 2014;
in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 May 2015; or
in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 May 2017, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement;
“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA;
“FATCA Exempt Party” means a party that is entitled to receive payments free from any FATCA Deduction;
“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if the Lender is not a FATCA Exempt Party, could be required to make a FATCA Deduction;

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“Final Maturity Date” means the fifth (5th) anniversary of the Drawdown Date;
“Finance Documents” means this Agreement, the Security Documents, the Insurance Letter and any other document designated as such by the Lender and the Borrower;
“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;
under any loan stock, bond, note or other security issued by the debtor;
under any acceptance credit, guarantee or letter of credit facility made available to the debtor;
under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;
under any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)
under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

“Financial Year” means, in relation to the Borrower, each period of one (1) year commencing on 1st January thereof in respect of which financial statements referred to in Clause 8.1(e) (Financial statements) are or ought to be prepared;
“Flag State” means the Republic of Panama or such other state or territory proposed in writing by the Borrower to the Lender and approved by the Lender (such approval not to be unreasonably withheld, especially when requested for trading purposes), as being the Flag State of the Vessel for the purposes of the Finance Documents;
“General Assignment” means the assignment of the Earnings, Insurances and Requisition Compensation collateral to the Mortgage executed or (as the context may require) to be executed by the Borrower in favour of the Lender, in form and substance satisfactory to the Lender as the same may from time to time be amended and/or supplemented;
“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;
“Governmental Withholdings” means withholdings and any restrictions or conditions resulting in any charge whatsoever imposed, either now or hereafter, by any sovereign state or by any political sub-division or taxing authority of any sovereign state;
“Guarantees” means together the Corporate Guarantees and the Personal Guarantee and “Guarantee” means any of them, as the context may require;

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“Guarantors” means together the Corporate Guarantors and the Personal Guarantor and “Guarantor” means any of them, as the context may require;
“Insurance Letter” means a letter from the Borrower in the form of Schedule 2 (Form of Insurance Letter);
“Insurances” means, in relation to the Vessel, all policies and contracts of insurance (including, without limitation, all entries of the Vessel in a protection and indemnity, war risks or other mutual insurance association) which are from time to time in place or taken out or entered into by or for the benefit of its Owner (whether in the sole name of its Owner or in the joint names of its Owner and the Lender) in respect of the Vessel and its Earnings or otherwise howsoever in connection with the Vessel and all benefits of such policies and/or contracts (including all claims of whatsoever nature and return of premiums);
“Interest Payment Date” means in respect of the Loan or any part thereof in respect of which a separate Interest Period is fixed the last day of the relevant Interest Period and in case of any Interest Period longer than three (3) months the date(s) falling at successive three (3) monthly intervals during such longer Interest Period and the last day of such Interest Period;
“Interest Period” means in relation to the Loan or any part thereof, each period for the calculation of interest in respect of the Loan or such part ascertained in accordance with Clauses 3.2 (Selection of Interest Period) and 3.3 (Determination of Interest Periods);
“ISM Code” means in relation to its application to the Borrower, the Vessel and her operation:

(a)
“The International Management Code for the Safe Operation of Ships and for Pollution Prevention”, currently known or referred to as the “ISM Code”, adopted by the Assembly of the International Maritime Organisation by Resolution A. 741(18) on 4th November, 1993 and incorporated on 19th May, 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)
all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the “Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations” produced by the International Maritime Organisation pursuant to Resolution A. 788(19) adopted on 25th November, 1995;

as the same may be amended, supplemented or replaced from time to time;
“ISM Code Documentation” includes:

(a)
the DOC and SMC issued by the Classification Society in all respects acceptable to the Lender in its absolute discretion pursuant to the ISM Code in relation to the Vessel within the period specified by the ISM Code;

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Lender may require by request; and

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(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain the Vessel’s or the Borrower’s compliance with the ISM Code which the Lender may require by request;
“ISM SMS” means the safety management system which is required to be developed, implemented and maintained under the ISM Code;
“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organization and includes any amendments or extensions thereto and any regulation issued pursuant thereto;
“ISSC” means an International Ship Security Certificate issued in respect of the Vessel pursuant to the ISPS Code;
“Lender” means the Lender as specified in the beginning of this Agreement and includes its successors in title and transferees;
“Lending Office” means the office of the Lender appearing at the beginning of this Agreement or any other office of the Lender designated by the Lender as the Lending Office by notice to the Borrower;
“LIBOR” means, for an Interest Period:

(a)
the London interbank offered rate administered by ICE Benchmark Administration Limited (“ICE”) (or any other person which takes over the administration of that rate) for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on Reuters Page Libor 01 at or about 11.00 a.m. (London time) on the Quotation Day for that Interest Period (and, for the purposes of this Agreement, “Reuters Page Libor 01” means the display designated as the “Page LIBOR 01” on the Reuters Service or such other page as may replace Page LIBOR 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by ICE as the information vendor for the purpose of displaying ICE Interest Settlement Rates for Dollars); or

(b)
if on such date no rate is displayed, LIBOR for such period shall be the Lender's offered rate for deposits of Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period to prime banks in the London Interbank Market at or about 11:00 a.m. (London time) on the Quotation Date for such period and for delivery on the first Banking Day of it,

Provided, however, that if any such rate is below zero, LIBOR shall be deemed to be zero;
“Loan” means the aggregate principal amount borrowed by the Borrower in respect of the Commitment or (as the context may require) the principal amount thereof owing to the Lender under this Agreement at any relevant time;
“Major Casualty” means any casualty to the Vessel in respect whereof the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds the Major Casualty Amount;
“Major Casualty Amount” means Three hundred thousand Dollars ($300,000) or the equivalent in any other currency;

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“Management Agreement” means the agreement made between the Borrower and the Approved Manager providing (inter alia) for the Approved Manager to manage the Vessel;
“Margin” means three point seven five percent (3.75%) per annum;
“Market Value” means the market value of the Vessel as determined in accordance with Clause 8.5(b) (Valuation of Vessel);
“Material of Environmental Concern” means and includes pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1988;
“MOA” means the Memorandum of Agreement dated 16th May, 2017 entered into between the Seller, as seller and the Borrower, as buyer, of such Vessel and includes any and all addenda thereto;
“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (i) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;
“Mortgage” means the first preferred ship mortgage on the Vessel to be executed by the Borrower in favour of the Lender in form and substance satisfactory to the Lender as the same may from time to time be amended and/or supplemented;
“Operating Expenses” means the expenses for crewing, victualing, insuring, maintenance (including dry-docking and special survey cost and expenses), spares, management and operation of the Vessel which are reasonably incurred for a vessel of the size and type of the Vessel;
“Operating Account” means the account to be opened and maintained with the Lending Office or with any other branch of the Lender or any other office of the Lender or with a bank or financial institution other than the Lender (whether associated with the Lender or not) which the Lender may designate to the Borrower at the discretion of the Lender pursuant to Clause 13.8 (Relocation of Operating Account) and shall include any sub-accounts or call accounts (whether in Dollars or any other currency) opened under the same designation or any revised designation or number from time to time notified by the Lender to the Borrower, to which (inter alia) all Earnings of the Vessel are to be paid in accordance with the provisions of this Agreement;
“Operator” means any person who is from time to time during the Security Period concerned in the operation of the Vessel and falls within the definition of “Company” set out in rule 1.1.2. of the ISM Code;
“Outstanding Indebtedness” means the aggregate of the Loan and interest accrued and accruing thereon, the Expenses and all other sums of money from time to time owing by the Borrower to the Lender, whether actually or contingently under this Agreement and the other Finance Documents;
“Owner” means the Borrower;

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“Party” means a party to this Agreement;
"Performance Guarantee" means a performance guarantee to be executed by the Performance Guarantor in favour of the Borrower whereby the Performance Guarantor shall guarantee the fulfillment of all the obligations of the ABT Charterer under the ABT Charterparty in form and substance as the Lender may approve or require;
“Performance Guarantee Acknowledgement” means an Acknowledgement signed by the Performance Guarantor whereby the Performance Guarantor shall (inter alia) acknowledge the Performance Guarantee Assignment;
“Performance Guarantee Assignment” means the specific assignment of the Borrower’s rights, title and interest to and in any moneys whatsoever payable to the Borrower under the Performance Guarantee and all other rights and benefits whatsoever accruing to the Borrower under the Performance Guarantee to be executed by the Borrower in favour of the Lender and respective notice thereof to the Performance Guarantor in form and substance as the Lender may approve or require and shall include the Performance Guarantee Acknowledgement ;
“Performance Guarantor” means Pangaea Logistics Solutions Ltd. of 3rd Floor, Par La Ville Place, 14 Par La Ville Road, Hamilton HM08, Bermuda;
“Permitted Encumbrance” means any Encumbrance in favour of the Lender created pursuant to the Security Documents and Permitted Liens;
“Permitted Lien” means any lien on the Vessel for master’s, officers’ or crew’s wages outstanding in the ordinary course of trading, any lien for salvage, any ship repairer’s or outfitter’s possessory lien for a sum not (except with the prior written consent of the Lender which consent will not be unreasonably withheld) exceeding the Major Casualty Amount, broker’s liens on policies of insurance in respect of the Vessel and encumbrances over the Vessel created by the Security Documents;
“Personal Guarantee” means a guarantee given or, as the context may require, to be given by the Personal Guarantor in form and substance satisfactory to the Lender as security for the Outstanding Indebtedness and any and all other obligations of the Borrower under this Agreement;
“Personal Guarantor” means the person nominated by the Borrower and acceptable to the Lender which gave or, as the context may require, shall or may give the Personal Guarantee;
“Prohibited Person” means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed;
“Purchase Price” in relation to the Vessel means the price payable by the Borrower to the Seller of the Vessel pursuant to the terms of the MOA i.e. $8,700,000 or such other sum as is determined in accordance with the terms and conditions of the MOA;
“Quotation Day” means, in respect of any period in respect of which LIBOR falls to be determined under this Agreement, the second Banking Day before the first day of such period;
“Receiving Bank” means Citibank N.A, 399, Park Avenue, New York 10022, N.Y., U.S.A., or such other bank in New York as the Lender may notify to the Borrower;

13     (J18-185622/C)

“Related Company” means any company or other entity which is a Subsidiary of the Borrower and the Corporate Guarantors and any Subsidiary of any such company or entity;
“Relevant Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;
“Relevant Party” means the Borrower, the Corporate Guarantors and the Borrower's and each Corporate Guarantor’s Related Companies (if any);
“Relevant Ship” means the Vessel and any other vessel from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Relevant Party;
“Registry” in relation to a Flag State means the offices of any registrar, commissioner or representative of such Flag State of the Vessel who is duly authorised and empowered to register such Vessel, the Owner’s title to such Vessel and the relevant Mortgage under the laws of such Flag State through such Registry;
“Regulatory Agency” means the Government Entity or other organization in the relevant Flag State which has been designated by the government of the relevant Flag State to implement and/or administer and/or enforce the provisions of the ISM Code;
“Repayment Date” means each of the dates specified in Clause 4.1 (Repayment) on which the Repayment Instalments shall be payable by the Borrower to the Lender;
“Repayment Instalment” means each instalment of the Loan which becomes due for repayment by the Borrower to the Lender on a Repayment Date pursuant to Clause 4.1 (Repayment);
“Requisition Compensation” means all sums of money or other compensation from time to time payable by reason of requisition of the Vessel otherwise than by requisition for hire;
“Sanctions” means any economic or trade sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)
imposed or enforced by law or regulation of the United States (including but not limited to, the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State), and/or the United Kingdom and/or the Council of the European Union and/or the United Nations and/or its Security Council and/or the French Republic and/or the Flag State or other relevant sanctions authority;

(b)	imposed by CISADA; or

(c)
otherwise imposed by any law or regulation by which the relevant Security Party is bound or, as regards a regulation, compliance with which is reasonable in the ordinary course of business of the relevant Security Party and for which a waiver or suspension has not been obtained;

“Security Documents” means:
this Agreement;

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the Account Pledge Agreement;
the Approved Manager’s Undertaking;
the General Assignment;
the Mortgage;
any Charterparty Assignment;
the Performance Guarantee Assignment;
the Guarantees; and
any other agreement or document that may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or secure all or any part of the Outstanding Indebtedness and/or any and all other obligations of the Borrower to the Lender pursuant to this Agreement and any other moneys from time to time owing by the Borrower or the Guarantors or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lender under this Agreement under or in connection with this Agreement and/or any of the other documents referred to in this definition, as each such document may from time to time be amended and/or supplemented, and “Security Document” means any of them as the context may require;
“Security Parties” means the Borrower, the Guarantors and any other person (other than the Lender, the Approved Manager and any charterer) which is or may become a party to any of the Finance Documents and “Security Party” means any of them as the context may require;
“Security Period” means the period commencing on and including the date hereof and terminating on and including the date upon which the Loan together with all interest thereon and all other moneys payable to the Lender under Finance Documents have been paid in full to the Lender;
“Security Requirement” means the amount in Dollars (as certified by the Lender whose certificate shall, in the absence of manifest error, be conclusively binding on the Borrower) which is at any relevant time not less than one hundred and thirty percent (130%) of the Loan;
“Security Value” means the amount in Dollars (as certified by the Lender whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower) which, at any relevant time is the aggregate of (i) the Market Value of the Vessel as most recently determined in accordance with Clause 8.5(b) (Valuation of Vessel) and (ii) the market value of any additional security provided under Clause 8.5(a) (Security shortfall-Additional Security) and accepted by the Lender (if any);
“Seller” means the company appearing in the MOA as seller of the Vessel;
“SMC” means a safety management certificate issued in respect of the Vessel in accordance with rule 13 of the ISM Code;
“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person;

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“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof (except taxes concerning the Lender and/or imposed on the net income of the Lender) and “Taxation” shall be construed accordingly;
“Total Loss” means:

(a)	actual, constructive, compromised or arranged total loss of the Vessel; or

(b)	the Compulsory Acquisition of the Vessel; or

(c)
the condemnation, capture, seizure, confiscation, arrest or detention of the Vessel (other than where the same amounts to the Compulsory Acquisition of the Vessel) by any Government Entity, or by persons acting on behalf of any Government Entity or otherwise, unless the Vessel be released and restored to from such condemnation, capture, seizure, confiscation arrest or detention or within sixty (60) days after the occurrence thereof; and

(d)
the hijacking, capture, seizure or confiscation of the Vessel arising as a result of a piracy or related incident unless the Vessel be released and restored to from such hijacking, capture, seizure or confiscation within one hundred eighty (180) days after the occurrence thereof;

“Vessel” means the bulk carrier motor vessel “FUJISUKA” of approximately 30,057 gt and 18,207 nt, built in Japan the year 2005 by Tsuneishi Shipbuilding Co., Ltd., having IMO No. 9317092 and propelled by one oil internal combustion engine of 7,800 KW, currently registered under the Panamanian flag, purchased by the Borrower from the Seller pursuant to the terms and conditions of the MOA and which upon delivery to the Borrower shall be registered under the laws and flag of Flag State in the ownership of the Borrower and with the new name “BULK FREEDOM”, together with all her boats, engines, machinery tackle outfit spare gear fuel consumable and other stores belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all the additions, improvements and replacements in or on the above described vessel; and
“Write-down and Conversion Powers” means:

(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

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(ii)	any similar or analogous powers under that Bail-In Legislation.

1.3	Interpretation. In this Agreement:

(a)	Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement;

(b)
subject to any specific provision of this Agreement or of any assignment and/or participation or syndication agreement of any nature whatsoever, reference to each of the parties hereto and to the other Finance Documents shall be deemed to be reference to and/or to include, as appropriate, their respective successors and permitted assigns;

(c)	where the context so admits, words in the singular include the plural and vice versa;

(d)	the words “including” and “in particular” shall not be construed as limiting the generality of any foregoing words;

(e)
references to (or to any specified provisions of) a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally, whether before the date of this Agreement or otherwise;

(f)
references to Clauses and Schedules are to be construed as references to the Clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include all the terms of that Finance Document and any Schedules, Annexes or Appendices thereto, which form an integral part of same;

(g)
references to the opinion of the Lender or a determination or acceptance by the Lender or to documents, acts, or persons acceptable or satisfactory to the Lender or the like shall be construed as reference to opinion, determination, acceptance or satisfaction of the Lender at the sole discretion of the Lender, acting reasonably, and such opinion, determination, acceptance or satisfaction of the Lender shall be conclusive and binding on the Borrower;

(h)
references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any governmental or intergovernmental body, agency, authority, central bank or government department or any self regulatory or other national or supra-national authority or organisation and includes (without limitation) any Basel II Regulation or Basel III Regulation;

(i)	references to any person include such person’s assignees and successors in title; and

(j)	references to or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

1.4	Construction of certain terms. In this Agreement:
“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

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“company” includes any partnership, joint venture and unincorporated association;
“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;
“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;
“control” of an entity means:

(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of that entity; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or

(iii)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or

(b)
the holding beneficially of more than 50 per cent of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Security Interest over the share capital shall be disregarded in determining the beneficial ownership of such share capital);

and “controlled” shall be construed accordingly;
“document” includes a deed; also a letter or fax;
“guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness and “guaranteed” shall be construed accordingly;
“law” includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;
“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;
“person” includes any individual, firm, company, corporation, unincorporated body of persons or any state, political sub-division or any agency thereof and local or municipal authority and any international organisation;

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“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;
“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self‑regulatory or other authority or organisation;
“right” means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;
“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;
“liquidation”, “winding up”, “dissolution”, or “administration” of person or a “receiver” or “administrative receiver” or “administrator” in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors.

1.5
Same meaning. Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.6
Inconsistency. Unless a contrary indication appears, in the event of any inconsistency between the terms of this Agreement and the terms of any other Finance Document when dealing with the same or similar subject matter (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.

1.7
Finance Documents. Where any other Finance Document provides that Clauses 1.3 (Interpretation) and Clause 1.4 (Construction of certain terms), shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Security Party shall apply to that Finance Document as if set out in it but with all necessary changes.

2.	THE LOAN

2.1
Commitment to Lend. The Lender, relying upon (inter alia) each of the representations and warranties set forth in Clause 6 (Representations and warranties) and in each of the Security Documents, agrees to lend to the Borrower in one (1) Advance and upon and subject to the terms of this Agreement, the amount specified in Clause 1.1 (Amount and Purpose) and the Borrower

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shall apply all amounts borrowed under the Commitment in accordance with Clause 1.1 (Amount and Purpose).

2.2
Drawdown Notice and commitment to borrow. Subject to the terms and conditions of this Agreement, the Commitment shall be advanced to the Borrower following receipt by the Lender from the Borrower of a Drawdown Notice not later than 10:00 a.m. (London time) on the third Banking Day before the date on which the drawdown is intended to be made.

2.3
Drawdown Notice irrevocable. A Drawdown Notice must be signed by a director or a duly authorised attorney-in-fact of the Borrower and shall be effective on actual receipt thereof by the Lender and, once served, it, subject as provided in Clause 3.6 (Market disruption – Non Availability), cannot be revoked without the prior consent of the Lender.

2.4
Number of Advances Agreed. The Commitment shall be advanced to the Borrower in one (1) Advance and any amount undrawn under the Commitment shall be cancelled and may not be borrowed by the Borrower at a later date.

2.5
Disbursement. Upon receipt of the Drawdown Notice complying with the terms of this Agreement the Lender shall, subject to the provisions of Clause 7 (Conditions precedent), on the date specified in the Drawdown Notice, make the Commitment available to the Borrower, and payment to the Borrower shall be made to the account which the Borrower specifies in the Drawdown Notice.

2.6
Application of Proceeds. Without prejudice to the Borrower’s obligations under Clause 8.1(c) (Use of Loan proceeds), the Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement and shall have no responsibility for the application of the proceeds of the Loan (or any part thereof) by the Borrower.

2.7	Termination Date of the Commitment. Any part of the Commitment undrawn and uncancelled at the end of the Availability Period shall thereupon be automatically cancelled.

2.8
Evidence. It is hereby expressly agreed and admitted by the Borrower that abstracts or photocopies of the books of the Lender as well as statements of accounts or a certificate signed by an authorised officer of the Lender shall be conclusive binding and full evidence, save for manifest error, on the Borrower as to the existence and/or the amount of the at any time Outstanding Indebtedness, of any amount due under this Agreement, of the applicable interest rate or Default Rate or any other rate provided for or referred to in this Agreement, the Interest Period, the value of additional securities under Clause 8.5(a) (Security shortfall Additional Security), the payment or non payment of any amount. Nevertheless, enforcement procedures or any other court or out-of-court procedure can be commenced by the Lender on the basis of the above mentioned means of evidence including written statements or certificates of the Lender.

2.9
Cancellation. The Borrower may, cancel any undrawn part of the Commitment under this Agreement upon giving the Lender not less than five (5) Banking Days’ notice in writing to that effect, provided, that no Drawdown Notice has been given to the Lender under Clause 2.2 (Drawdown Notice and commitment to borrow) for the full amount of the Commitment or in respect of the portion thereof in respect of which cancellation is required by the Borrower. Any such notice of cancellation, once given, shall be irrevocable. Any amount cancelled may not be drawn. Notwithstanding any such cancellation pursuant to this Clause 2.9 the Borrower shall continue to be liable for any and all amounts due to the Lender under this Agreement including

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without limitation any amounts due to the Lender under Clause 10 (Indemnities - Expenses – Fees).

2.10
No security or lien from other person. The Borrower has not taken or received, and the Borrower undertakes that until all moneys, obligations and liabilities due, owing or incurred by the Borrower under this Agreement and the Security Documents have been paid in full, it will not take or receive, any security or lien from any other person liable or for any liability whatsoever.

2.11
Disbursement of the Commitment to Seller’s bank. Notwithstanding the foregoing provisions of this Clause 2, in the event that the Commitment or any relevant part thereof (as the case may be) is required to be drawn down prior to the satisfaction of the requirements of Clause 4 and remitted to the Seller’s Bank in accordance with Clause 3 of the MOA (the “Seller’s Bank”), the Lender may in its absolute discretion agree to remit such amount to the Seller’s Bank prior to the satisfaction of the requirements of Clause 7 expressly subject to the following conditions:

(a)	such amount is remitted to the Seller’s Bank to be held by it in an account in the Lender’s name (the “deposit account”) and to the order of the Lender;

(i)
the principal amount (the “deposited amount”) of such funds will only be released to the Seller upon the Seller’s presentation to the Seller’s Bank of a copy of the protocol of delivery and acceptance for the Vessel in the form agreed between the Seller and the relevant Borrower and duly signed on behalf of the Seller and the Borrower and countersigned by the Lender’s representative;

(ii)	the deposited amount so released may be used only for payment to the account of the Seller with the Seller’s Bank in satisfaction of the balance of the Purchase Price of the Vessel; and

(iii)
in the event that none of the said amount so remitted is released in accordance with the Lender’s instructions or any part thereof is not so released, the Lender shall instruct the Seller’s Bank five (5) days from the expected Delivery Date, to pay the said amount and any earned interest to another account of the Lender and the Borrower shall be obliged to indemnify the Lender in accordance with Clause 15.1. Any amounts so remitted and returned pursuant to this Clause will be applied in or towards prepayment of the Loan pursuant to Clause 6.2.

(b)	when either:

(i)	the Commitment or any relevant part thereof (as the case may be) is disbursed (whether on the expected Delivery Date or thereafter) in accordance with Clause 2.11(a)(i) and (ii) or

(ii)	the Lender withdraws the deposited amount under Clause 2.11(d), the Borrower shall forthwith upon demand by the Lender pay to the Lender such amounts that may be certified by the Lender as being the amount required to indemnify the Lender in respect of the cost to the Lender of funding the deposited amount from the date of payment thereof to the Seller’s Bank to the date of disbursement of the deposited amount

21     (J18-185622/C)

to the Seller or the refund of the deposited amount to the Lender less the amount (if any) of the earned interest received by the Lender from the Seller’s Bank. For this purpose, the cost of the Lender funding the deposited amount shall be deemed to be interest at a rate equal to the aggregate of (i) the Margin and (ii) LIBOR for comparable deposits on a call (day to day) basis.
(c)    the Lender shall have no liability to the Borrower if the Seller’s Bank fails to carry out any instructions given to it by the Lender to disburse or refund the deposited amount.
(d)    if, upon being instructed to do so by the Lender, the Seller’s Bank fails either to apply the deposited amount in full in accordance with Clause 2.11(a)(ii) or to refund the deposited amount in full in accordance with Clause 2.11(a)(iv):

(i)	the Lender shall cease to be obliged to make the Commitment or relevant part thereof (as the case may be) available unless and until the Seller’s Bank carries out such instructions;

(ii)
the Borrower shall indemnify the Lender on demand in respect to all losses certified by the Lender as suffered or incurred by the Lender as a consequence of the Seller’s Bank failure to carry the Lender’s instructions; and

(iii)
without prejudice to the obligations of the Borrower so to indemnify the Lender on demand, the Lender shall in good faith take reasonable and proper steps diligently to seek recovery of the deposited amount from the Seller’s Bank (provided that prior to taking such action the Borrower shall have agreed to indemnify the Lender for all costs and expenses which may be incurred in seeking recovery of such amount, including, without limitation, all legal fees and disbursements reasonably and properly incurred) and if the Lender shall recover any part of the deposited amount (and provided that it has previously recovered full indemnification under Clause 2.11(d)(ii)) the Lender shall, so long as no Event of Default has occurred and is continuing, pay to the Borrower the amount so recovered after subtracting any tax suffered or incurred thereon by the Lender; and

(e)
if, at the time prior to the deposit of funds by the Lender with the Seller’s Bank, the Lender considers in its reasonable discretion that the Seller’s Bank will be unable or unwilling for any reason (including, without limitation, by reason of the Seller’s Bank’s financial position or regulatory requirements applicable to the Seller’s Bank) to take and fully apply such deposit in accordance with the requirements of this Clause 2.11, the Lender may in its absolute discretion decide not to make such deposit and this Agreement shall thereupon take effect as if this Clause 2.11 does not apply and the Commitment or relevant part thereof (as the case may be) shall, without prejudice to Clause 7, be made and disbursed in the manner set out in this Agreement.

3.	INTEREST

3.1
Normal Interest Rate. The Borrower shall pay interest on the Loan (or as the case may be, each portion thereof to which a different Interest Period relates) in respect of each Interest Period (or part thereof) on each Interest Payment Date. The interest rate for the calculation of interest shall

22     (J18-185622/C)

be the rate per annum determined by the Lender to be the aggregate of (i) the Margin and (ii) LIBOR for such Interest Period, unless there is an Alternative Rate in which case the interest rate for the calculation of interest shall be the rate per annum determined by the Lender to be the aggregate of (i) the Margin and (ii) the Alternative Rate.

3.2	Selection of Interest Period.

(a)
Notice: The Borrower may by notice received by the Lender not later than 10:00 a.m. (London time) on the second Banking Day before the beginning of each Interest Period specify (subject to Clause 3.3 (Determination of Interest Periods) below) whether such Interest Period shall have a duration of one (1) or two (2) or three (3) months (or such other period as may be requested by the Borrower and as the Lender, in its sole discretion, may agree to).

(b)	Failure to notify: If the Borrower fails to notify the Lender by the time specified in paragraph (a) above, the relevant Interest Period shall be three (3) months.

(c)
Non-availability of matching deposits for Interest Period selected: If, after the Borrower has selected an Interest Period longer than 3 months, the Lender notifies the Borrower by 10.00 a.m. (London time) on the third Banking Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of such duration as the Lender may advise the Borrower in writing.

3.3
Determination of Interest Periods. Every Interest Period shall, subject to market availability to be conclusively determined by the Lender, be of the duration specified by the Borrower pursuant to Clause 3.2 (Selection of Interest Period) but so that:

(a)	the initial Interest Period applicable to the Loan will commence on the Drawdown Date and each subsequent Interest Period will commence forthwith upon the expiry of the preceding Interest Period;

(b)
if any Interest Period would otherwise overrun one or more Repayment Dates, then, in the case of the last Repayment Date, such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date or Dates the Loan shall be divided into parts so that there is one part equal to the amount of the Repayment Instalment due on each Repayment Date falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part equal to the amount of the balance of the Loan having an Interest Period determined in accordance with Clause 3.2 (Selection of Interest Period) and the other provisions of this Clause 3.3 and the expression “Interest Period in respect of the Loan” when used in this Agreement refers to the Interest Period in respect of the balance of the Loan; and

(c)
if the Borrower fails to specify the duration of an Interest Period in accordance with the provisions of Clause 3.2 (Selection of Interest Period) and this Clause 3.3, such Interest Period shall have a duration of three (3) months unless another period shall be agreed between the Lender and the Borrower provided, always, that such period (whether of three months or different duration) shall comply with this Clause 3.3.

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3.4	Default Interest.

(a)
Default interest: If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this Clause 3.4) on its due date for payment under any of the Finance Documents, the Borrower shall pay interest on such sum from the due date up to the date of actual payment (as well after as before judgement) at the rate determined by the Lender pursuant to this Clause 3.4. The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Lender each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Lender) of (i) two per cent (2%), per annum, (ii) the Margin and (iii) LIBOR. Such interest shall be due and payable on the last day of each such period as determined by the Lender and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is of principal which became due and payable by reason of a declaration by the Lender under Clause 9.2 (Consequences of Default – Acceleration) or a prepayment pursuant to Clause 4.3 (Compulsory Prepayment in case of Total Loss or sale of the Vessel), Clause 8.5(a) (Security shortfall-Additional Security), Clause 12.1 (Unlawfulness) and Clause 12.2 (Change of circumstances) on a date other than an Interest Payment Date relating thereto, the first such period selected by the Lender shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate two per cent (2%) above the rate applicable thereto immediately before it fell due. If for the reasons specified in Clause 3.6 (Market disruption – Non Availability), the Lender is unable to determine a rate in accordance with the foregoing provisions of this Clause 3.4 (Default interest), interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Lender to be two per cent (2%) per annum above the aggregate of (i) the Margin and (ii) the Alternative Rate.

(b)	Compounding of default interest: Any such interest which is not paid at the end of the period by reference to which it was determined shall be compounded every 6 months and shall be payable on demand.

3.5
Notification of Interest and interest rate. The Lender shall notify the Borrower promptly of the duration of each Interest Period and of each rate of interest determined by it under this Clause 3 without prejudice to the right of the Lender to make determinations at its sole discretion, but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Lender's notification. However, omission of the Lender to make such notification (without the application of the Borrower) will not constitute and will not be interpreted as if to constitute a breach of obligation of the Lender except in case of wilful misconduct.

3.6	Market disruption – Non Availability

(a)
Market Disruption Event: If and whenever, at any time prior to the commencement of any Interest Period, the Lender (in its discretion) shall have reasonably determined (which reasonable determination shall be conclusive in the absence of manifest error) that a Market Disruption Event has occurred in relation to the Loan for any such Interest Period, then the Lender shall forthwith give notice thereof (a “Determination Notice”)

24     (J18-185622/C)

to the Borrower stating the circumstances falling within Clause 3.6(c) (Meaning of “Market Disruption Event”) which have caused its notice to be given and the rate of interest on the Loan (or the relevant part thereof) for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate which expresses as a percentage rate per annum the cost to the Lender of funding the Loan (or the relevant part thereof) from whatever source it may reasonably select.

(b)
Suspension of drawdown: If the Determination Notice is given before the Commitment (or a part thereof) is advanced, the Lender's obligation to make the Commitment (or a part thereof) available shall be suspended while the circumstances referred to in the Determination notice continue.

(c)	Meaning of “Market Disruption Event”: In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period LIBOR is not available; and/or

(ii)
before close of business in London on the Quotation Day for the relevant Interest Period, the Lender determines (in its sole discretion) that the cost to it of obtaining matching deposits in the London Interbank Market to fund the Loan (or the relevant part thereof) for such Interest Period would be in excess of the LIBOR for such Interest Period; and

(iii)
before close of business in London on the Quotation Day for the relevant Interest Period, deposits in Dollars are not available to the Lender in the London Interbank Market in the ordinary course of business in sufficient amounts to fund the Loan (or the relevant part thereof) for such Interest Period.

(d)	Alternative basis of interest or funding:

(i)
If a Market Disruption Event occurs and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than seven (7) Banking Days (the “Negotiation Period”)) after the giving of the relevant Determination Notice with a view to agreeing a substitute basis for determining the rate of interest.

(ii)	Any alternative basis agreed pursuant to paragraph (i) above shall be binding on the Lender and all Security Parties.

(e)
Alternative basis of interest in absence of agreement: If the Lender and the Borrower will not enter into negotiations as provided in Clause 3.6(d)(i) or if an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Lender shall set the following Interest Period and an interest rate representing the cost of funding of the Lender in Dollars of the Loan (or the relevant part thereof) plus the Margin for such

25     (J18-185622/C)

Interest Period; if the relevant circumstances are continuing at the end of the Interest Period so set by the Lender, the Lender shall continue to set the following Interest Period and an interest rate representing its cost of funding in Dollars of the Loan (or the relevant part thereof) plus the Margin for such Interest Period.

(f)
Notice of prepayment: If the Borrower does not agree with an interest rate set by the Lender under Clause 3.6(e) (Alternative basis of interest in absence of agreement), the Borrower may give the Lender not less than five (5) Banking Days’ notice of its intention to prepay the Loan at the end of the interest period set by the Lender.

(g)
Prepayment; termination of Commitment: A notice under Clause 3.6(f) (Notice of prepayment) shall be irrevocable; and on or before the last Banking Day of the interest period set by the Lender, the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable interest rate plus the Margin and the balance of the Outstanding Indebtedness.

(h)	Application of prepayment: The provisions of Clause 4 (Repayment-Prepayment) shall apply in relation to the prepayment made hereunder.

3.7
Interest Derivatives Transactions. The Borrower, in order to manage interest rate risks, may, subject to the consent of the Lender (which the Lender shall be in full liberty to withhold), request the Lender (in writing) to enter with the Borrower into interest derivatives transactions. Any such transaction shall be subject to the Borrower accepting the Lender’s standard ISDA Master Agreement.

4.	REPAYMENT - PREPAYMENT

4.1
Repayment. The Borrower shall and it is expressly undertaken by the Borrower to repay the Loan by: (a) twenty (20) consecutive quarterly Repayment Instalments (the “Repayment Instalments”) to be repaid on each of the Repayment Dates so that the first be repaid on the date falling three (3) months after the Drawdown Date and each of the subsequent ones consecutively falling due for payment on each of the dates falling three (3) months after the immediately preceding Repayment Date with the last (the 20th) of such Repayment Instalments falling due for payment on the Final Maturity Date and (b) the Balloon Instalment falling due for payment on the Final Maturity Date; subject to the provisions of this Agreement the amount of each Repayment Instalment shall be as follows;

(a)	1st to 8th (both incl.) in the amount of Dollars One hundred seventy five thousand ($175,000) each; and

(b)	9th to 20th (both incl.) in the amount of Dollars One hundred fifty thousand ($150,000) each;
provided, that (a) if the last Repayment Date would otherwise fall after the Final Maturity Date, the last Repayment Date shall be the Final Maturity Date, (b) in the event that the Commitment is not drawn down in full by the last day of the Availability Period, the amount of each of the Repayment Instalments and the Balloon Instalment shall be proportionally reduced, (c) there shall be no Repayment Dates after the Final Maturity Date, (d) on the Final Maturity Date the Borrower shall also pay to the Lender any and all other moneys then due and payable under this Agreement and the other Finance Documents and (e) if any of the Repayment Instalments shall become due on a day which is not a Banking Day, the due date therefor

26     (J18-185622/C)

shall be extended to the next succeeding Banking Day unless such Banking Day falls in the next calendar month in which event such due date shall be the immediately preceding Banking Day.

4.2
Voluntary Prepayment. The Borrower shall have the right, upon giving the Lender not less than five (5) Banking Days’ notice in writing, to prepay, without penalty or prepayment fee, part or all of the Loan, in each case together with all unpaid interest accrued thereon and all other sums of money whatsoever due and owing from the Borrower to the Lender hereunder or pursuant to the other Finance Documents and all interest accrued thereon, provided, that:

(a)	the giving of such notice by the Borrower will irrevocably commit the Borrower to prepay such amount as stated in such notice;

(b)
if the Borrower shall request consent to make such prepayment on a day other than the last day of an Interest Period the Borrower will pay, in addition to the amount to be prepaid, any such sum as may be payable to the Lender pursuant to Clause 10.1 (Indemnity);

(c)
each such prepayment shall be in an amount of $100,000 or a whole multiple thereof or the balance of the Loan and will be applied by the Lender in or towards prepayment of the Balloon Instalment and then the remaining Repayment Instalments in the inverse chronological order of maturity;

(d)	every notice of prepayment shall be effective only on actual receipt (including by fax) by the Lender, shall be irrevocable and shall oblige the Borrower to make such prepayment on the date specified;

(e)
the Borrower has provided evidence satisfactory to the Lender that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects the Borrower or any Security Party has been complied with;

(f)	no amount prepaid may be re-borrowed; and

(g)	the Borrower may not prepay the Loan or any part thereof, save as expressly provided in this Agreement or as otherwise agreed by the Lender.

4.3	Compulsory Prepayment in case of Total Loss or sale of the Vessel

(a)
Total Loss: On the Vessel becoming a Total Loss or suffering damage or being involved in an incident which may, in the reasonable opinion of the Lender, result in the Vessel being subsequently determined to be a Total Loss:

(i)	prior to the advancing of the Commitment, the obligation of the Lender to advance the Commitment shall immediately cease and the Commitment shall be reduced to zero; or

(ii)
in case the Commitment has been already advanced, the Borrower shall prepay the Outstanding Indebtedness the latest on the date falling one hundred and eighty (180) days after the occurrence of such Total Loss or the date on which the relevant Vessel suffered damage or the incident which, in the reasonable

27     (J18-185622/C)

opinion of the Lender, may result in the Vessel being subsequently determined to be a Total Loss occurred or, if earlier, on the date upon which the insurance proceeds in respect of such Total Loss are or Requisition Compensation is received by the Borrower (or the Lender pursuant to the Security Documents).

(iii)	For the purpose of this Agreement a Total Loss shall be deemed to have occurred:

a)
in the case of an actual total loss of the Vessel, at the actual date and time the Vessel was lost but in the event of the date of the loss being unknown then the actual total loss shall be deemed to have occurred on the date falling fifteen (15) days after the date on which the Vessel was last reported;

b)
in the case of a constructive total loss of the Vessel, at the date and time notice of abandonment (the “NOA date”) of the Vessel is given to the insurers of the Vessel for the time being (provided a claim for such Total Loss is admitted by such insurers) or, if such insurers do not admit such a claim on the earlier of (aa) the date when either the total loss is subsequently admitted by the insurers, or (bb) a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred and (cc) the date falling one hundred and eighty (180) days after the NOA date, or, in the event that such notice of abandonment is not given by the Owner to the insurers of the Vessel, at the date and time on which occurred the incident which may result, in the reasonable opinion of the Lender, in the Vessel being subsequently determined to be a Total Loss;

c)
in the case of a compromised or arranged total loss of the Vessel, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the then insurers of the Vessel;

d)	in the case of Compulsory Acquisition of the Vessel, on the date upon which the relevant requisition of title or other compulsory acquisition occurs excluding a requisition for hire;

e)
in the case of, condemnation, capture, seizure, confiscation, arrest, or detention of the Vessel (other than where the same amounts to Compulsory Acquisition of the Vessel) by any Government Entity, or by persons acting on behalf of any Government Entity or otherwise, which deprives the Owner of the use of the Vessel for more than sixty (60) days (excluding instances of requisition for hire), upon the expiry of the period of sixty (60) days after the date upon which the relevant, condemnation, capture, seizure or confiscation, arrest or detention occurred; and

f)
in the case of hijacking, capture, seizure or confiscation of the Vessel arising as a result of a piracy or related incident unless the Vessel be released and restored to the Owner from such hijacking, capture, seizure

28     (J18-185622/C)

or confiscation within one hundred eighty (180) days after the occurrence thereof.

(b)
Sale of the Vessel - Refinancing: In the event of a sale or other disposal of the Vessel, or in case of refinancing by another bank or if the Borrower requests the Lender’s consent for the discharge of the Mortgage on the Vessel, the Borrower shall prepay the Outstanding Indebtedness in full.

4.4
Amounts payable on prepayment. Any prepayment of all or part of the Loan under this Agreement shall be made together with (a) accrued interest on the amount to be prepaid to the date of such prepayment (calculated, in the case of a prepayment pursuant to Clause 3.6 (Market disruption – Non Availability) at a rate equal to the aggregate of the Margin and the cost to the Lender of funding the Loan), (b) any additional amount payable under Clause 5.3 (Gross Up) and (c) all other sums payable by the Borrower to the Lender under this Agreement or any of the other Finance Documents including, without limitation, any amounts payable under Clause 10 (Indemnities - Expenses – Fees).

5.	PAYMENTS, TAXES, LOAN ACCOUNT AND COMPUTATION

5.1	Payments – No set-off or counterclaims

(a)
The Borrower acknowledges that in performing its obligations under this Agreement, the Lender will be incurring liabilities to third parties in relation to the funding of amounts to the Borrower, such liabilities matching the liabilities of the Borrower to the Lender and that it is reasonable for the Lender to be entitled to receive payments from the Borrower gross on the due date in order that the Lender is put in a position to perform its matching obligations to the relevant third parties. Accordingly, all payments to be made by the Borrower under this Agreement and/or any of the other Finance Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in Clause 5.3 (Gross Up), free and clear of any deductions or withholdings or Governmental Withholdings whatsoever, as follows:

(i)	in Dollars, not later than 10:00 a.m. (London time) on the Banking Day (in Piraeus, Athens, London and New York City) on which the relevant payment is due under the terms of this Agreement; and

(ii)
to the Receiving Bank for the account of the Lender, reference: “BULK FREEDOM CORP. - LOAN AGREEMENT DATED: 14TH JUNE, 2017”, provided, however, that the Lender shall have the right to change the place of account for payment, upon ten (10) Banking Days’ prior written notice to the Borrower.

(b)
If at any time it shall become unlawful or impracticable for the Borrower to make payment under this Agreement to the relevant account or bank referred to in Clause 5.1(a), the Borrower may request and the Lender may agree to alternative arrangements for the payment of the amounts due by the Borrower to the Lender under this Agreement or the other Finance Documents.

5.2	Payments on Banking Days. All payments due shall be made on a Banking Day. If the due date for payment falls on a day which is not a Banking Day, that payment due shall be made

29     (J18-185622/C)

on the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

5.3
Gross Up. If at any time any law, regulation, regulatory requirement or requirement of any governmental authority, monetary agency, central bank or the like compels the Borrower to make payment subject to Governmental Withholdings, or any other deduction or withholding, the Borrower shall pay to the Lender such additional amounts as may be necessary to ensure that there will be received by the Lender a net amount equal to the full amount which would have been received had payment not been made subject to such Governmental Withholdings or other deduction or withholding. The Borrower shall indemnify the Lender against any losses or costs incurred by the Lender by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower shall, not later than thirty (30) days after each deduction, withholding or payment of any Governmental Withholdings, forward to the Lender official receipts and any other documentary receipts and any other documentary evidence reasonably required by the Lender in respect of the payment made or to be made of any deduction or withholding or Governmental Withholding. The obligations of the Borrower under this provision shall, subject to applicable law, remain in force notwithstanding the repayment of the Loan and the payment of all interest due thereon pursuant to the provisions of this Agreement.

5.4
Loan Account. All sums advanced by the Lender to the Borrower under this Agreement and all interest accrued thereon and all other amounts due under this Agreement from time to time and all repayments and/or payments thereof shall be debited and credited respectively to a separate loan account maintained by the Lender in accordance with its usual practices in the name of the Borrower. The Lender may, however, in accordance with its usual practices or for its accounting needs, maintain more than one account, consolidate or separate them but all such accounts shall be considered parts of one single loan account maintained under this Agreement. In case that a ship mortgage in the form of Account Current is granted as security under this Agreement, the account(s) referred to in this Clause shall be the Account Current referred to in such mortgage.

5.5
Computation. All interest and other payments payable by reference to a rate per annum under this Agreement shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Continuing representations and warranties. The Borrower hereby represents and warrants to the Lender that:

(a)
Due Incorporation/Valid Existence: each of the Borrower and the other corporate Security Parties is duly incorporated and validly existing and in good standing under the laws of its respective country of incorporation, and has power to own its respective property and assets, to carry on its respective business as the same is now being lawfully conducted and to purchase, own, finance and operate vessels, or, as the case may be, manage vessels, as well as to undertake the obligations which each has undertaken or shall undertake pursuant to the Finance Documents;

(b)	Due Corporate Authority: each of the Borrower and the other corporate Security Parties has power to execute, deliver and perform its obligations under the Finance Documents

30     (J18-185622/C)

to which it is a party and to borrow the Commitment and each of the corporate Security Parties has power to execute and deliver and perform its obligations under the Finance Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Borrower to borrow will be exceeded as a result of borrowing the Loan;

(c)
Litigation: no litigation or arbitration, tax claim or administrative proceeding (including action relating to any alleged or actual breach of the ISM Code and the ISPS Code) involving a potential liability of the Borrower or any other Security Party is current or pending or (to its or its officers’ knowledge) threatened against the Borrower or such other Security Party, which, if adversely determined, would have a material adverse effect on the business, position, profitability, assets or the financial condition of any of them;

(d)
No conflict with other obligations: the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, the Finance Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Borrower or any other Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrower or any other Security Party is a party or is subject to or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the memorandum and articles of association/articles of incorporation/by-laws/statutes or other constitutional documents of the Borrower or any other Security Party or (iv) result in the creation or imposition of or oblige the Borrower or any other Security Party to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of the Borrower or any other Security Party (other than the Approved Manager);

(e)
Financial Condition: to the knowledge of the officers/directors of the Borrower the financial condition of any of the Borrower and the other Security Parties, the ABT Charterer, the Performance Guarantor has not suffered any material deterioration since that condition was last disclosed to the Lender;

(f)
No Immunity: neither the Borrower nor any other Security Party nor any of their respective assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

(g)
Shipping Company: each of the Borrower and the Approved Manager is a shipping company involved in the owning or, as the case may be, managing of ships engaged in international voyages and earning profits in free foreign currency;

(h)
Licences/Authorisation: every consent, authorisation, license or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Finance Documents or the performance by each Security Party of its obligations under the Finance Documents to which such Security Party is or is to

31     (J18-185622/C)

be a party has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same so far as the Borrower is aware;

(i)
Perfected Securities: when duly executed and recorded where required, the Finance Documents will create a perfected security interest in favour of the Lender, with the intended priority, over the assets and revenues intended to be covered, valid and enforceable against the Borrower and the other Security Parties;

(j)
No Notarisation/Filing/Recording: save for the registration of any mortgage in the Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or any of the other Finance Documents that it or they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere or that any stamp, registration or similar tax or charge be paid on or in relation to this Agreement or the other Finance Documents;

(k)
Validity and Binding effect: the Finance Documents constitute (or upon their execution - and in the case of any mortgage upon its registration at the Registry - will constitute) valid and legally binding obligations of the relevant Security Parties enforceable against the Borrower and the other Security Parties in accordance with their respective terms and that there are no other agreements or arrangements which may adversely affect or conflict with the Finance Documents or the security thereby created; and

(l)
Valid Choice of Law: the choice of law agreed to govern this Agreement and/or any other Finance Document and the submission to the jurisdiction of the courts agreed in each of the Finance Documents are or will be, on execution of the respective Finance Documents, valid and binding on the Borrower and any other Security Party which is or is to be a party thereto.

6.2	Initial representations and warranties. The Borrower hereby further represents and warrants to the Lender that:

(a)
Direct obligations - Pari Passu: the obligations of the Borrower under this Agreement are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Financial Indebtedness of the Borrower with the exception of any obligations which are mandatorily preferred by law;

(b)
Information: all information, accounts, statements of financial position, exhibits and reports furnished by or on behalf of any Security Party to the Lender in connection with the negotiation and preparation of this Agreement and each of the other Finance Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; to the best knowledge of the directors/officers of the Borrower, there are no other facts the omission of which would make any fact or statement therein misleading and, in the case of accounts and statements of financial position, they have been prepared in accordance with generally accepted accounting principles which have been consistently applied;

(c)	No Default: no Default has occurred and is continuing;

32     (J18-185622/C)

(d)
No Taxes: no Taxes are imposed by deduction, withholding or otherwise on any payment to be made by the Borrower under this Agreement and/or any other of the Finance Documents or are imposed on or by virtue of the execution or delivery of this Agreement and/or any other of the Finance Documents or any document or instrument to be executed or delivered hereunder or thereunder. In case that any Tax exists now or will be imposed in the future, it will be borne by the Borrower;

(e)
No Default under other Financial Indebtedness: neither the Borrower nor the Guarantors (or any of them) is in Default under any agreement relating to Financial Indebtedness to which it is a party or by which it may be bound;

(f)	No Default under MOA: the Borrower is not in default in respect of any of its obligations under the MOA;

(g)
MOA valid: the copy of the MOA to be delivered to the Lender shall be a true and complete copy of such document constituting valid and binding obligations of the parties thereto enforceable in accordance with its terms and no amendments thereto or variations thereof shall have been (or will be) agreed nor shall any action been taken by the parties thereto which would in any way render such document inoperative or unenforceable;

(h)
No rebates: there will be no commissions, rebates premiums or other payments by or to or on account of the Borrower, any other Security Party or, to the knowledge of the Borrower, any other person in connection with the MOA other than as shall be disclosed to the Lender by the Borrower in writing;

(g)	Ownership/Flag/Seaworthiness/Class/Insurance of the Vessel: the Vessel on the Delivery Date will be:

(i)
in the absolute and free from Encumbrances (other than in favour of the Lender) ownership of the Borrower who is and will on and after the Delivery Date be the sole legal and beneficial owner of the Vessel;

(ii)	registered in the name of the Borrower through the Registry under the laws and flag of the Flag State;

(iii)	operationally seaworthy and in every way fit for service;

(iv)	classed with the Classification Society and such class will be free of any overdue requirements and recommendations of the Classification Society affecting class;

(v)	insured in accordance with the provisions of this Agreement and the Mortgage;

(vi)	managed by the Approved Manager; and

(vii)	in full compliance with the ISM and the ISPS Code;

(h)
No Charter: unless otherwise permitted in writing by the Lender, the Vessel will not on or before the Drawdown Date be subject to any charter or contract (other than the ABT Charterparty) nor to any agreement to enter into any charter or contract which, if entered into after the Drawdown Date would have required the consent of the Lender under any

33     (J18-185622/C)

of the Finance Documents and there will not on or before the Drawdown Date be any agreement or arrangement whereby the Earnings of the Vessel may be shared with any other person;

(i)
No Encumbrances: neither the Vessel, nor its Earnings, Requisition Compensation or Insurances nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will, on the Drawdown Date, be subject to any Encumbrances other than Permitted Encumbrances or otherwise permitted by the Security Documents;

(j)	Compliance with Environmental Laws and Approvals: except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by the Lender:

(i)	the Borrower and its Related Companies have complied with the provisions of all Environmental Laws;

(ii)	the Borrower and its Related Companies have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals; and

(iii)
neither the Borrower nor any of its Related Companies has received notice of any Environmental Claim that the Borrower or any of its Related Companies is not in compliance with any Environmental Law or any Environmental Approval;

(k)	No Environmental Claims: except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Lender:

(i)
there is no Environmental Claim pending or, to the best of the Borrower’s knowledge and belief, threatened against the Borrower or the Vessel or the Borrower’s Related Companies or any other Relevant Ship; and

(ii)
there has been no emission, spill, release or discharge of a Material of Environmental Concern from the Vessel or any other Relevant Ship or any vessel owned by, managed or crewed by or chartered to the Borrower to the best of Borrower’s knowledge and belief which could give rise to an Environmental Claim;

(l)
Copies true and complete: the copies of the MOA, the Management Agreement the ABT Charterparty and the Performance Guarantee delivered or to be delivered to the Lender pursuant to Clause 7.2 (Conditions precedent to the making of the Commitment) is, or will when delivered be, true and complete copies of such documents; such documents will, when delivered, constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there will have been no amendments or variations thereof or defaults thereunder;

(m)
Application made for DOC and SMC: in relation to the Vessel, the Operator has applied to the appropriate Regulatory Agency for a DOC for itself and an SMC in respect of the Vessel to be issued pursuant to the ISM Code within any time limit required or recommended by such Regulatory Agency and that neither the Borrower nor any Operator is aware of any reason why such application may be refused;

34     (J18-185622/C)

(n)
Compliance with the ISM code: the Vessel complies and will comply on the Drawdown Date and the Operator complies with the requirements of the ISM Code and the SMC which has been or, as the case may be, shall be issued in respect of the Vessel and shall remain valid on the Drawdown Date and thereafter throughout the Security Period;

(o)	Compliance with ISPS Code: the Owner will on the Drawdown Date have a valid and current ISSC in respect of the Vessel and the Vessel is and will be in full compliance with the ISPS Code;

(p)	FATCA: None of the Security Parties is a FATCA FFI or a US Tax Obligor.

(q)
Shareholding: 100% of the shares and voting rights in the Borrower are legally and beneficially owned by the Beneficial Shareholders disclosed to the Lender in the negotiation of this Agreement and confirmed in writing prior to the date hereof;

(r)	Sanctions:

(i)
none of the Security Parties is a Prohibited Person nor is owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person and the Borrower does not own or control a Prohibited Person; and

(ii)
no proceeds of the Loan shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person or otherwise shall be, directly or indirectly, applied in a manner or for a purpose prohibited by Applicable Sanctions.

(s)	Taxes paid: the Borrower has paid all taxes applicable to, or imposed on or in relation to itself, its business or the Vessel; and

(t)
Compliance with certain undertakings: At the date of this Agreement, the Borrower is in compliance with Clauses 8.2(a) (Negative pledge), 8.2(g) (No other obligations) and 11.2 (Maintenance of Securities).

6.3
Acting for its own account - Money laundering. The Borrower represents and warrants and confirms that it is the beneficiary of the Loan made or to be made available to it and it will promptly inform the Lender by written notice if it is not, or ceases to be, the beneficiary and notify the Lender in writing of the name and the address of the new beneficiary/beneficiaries; the Borrower is aware that under applicable money laundering provisions, it has an obligation to state for whose account the Loan is obtained; the Borrower confirms that, by entering into this Agreement and the other Finance Documents, it is acting on its own behalf and for its own account and it is obtaining the Loan for its own account. In relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under this Agreement or any of the other Finance Documents and the transactions and other arrangements effected or contemplated by this Agreement or any of the Documents to which the Borrower is a party, it is acting for its own account and that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Community).

35     (J18-185622/C)

6.4
Representations Correct. At the time of entering into this Agreement all above representations and warranties or any other information given by any of the Borrower and the Guarantors to the Lender are true and accurate.

6.5
Repetition of Representations and Warranties. The representations and warranties in this Clause 6 (except in relation to the representations and warranties in Clause 6.2 (Initial representations and warranties)) shall be deemed to be repeated by the Borrower on the Drawdown Date and on each Interest Payment Date throughout the Security Period as if made with reference to the facts and circumstances existing on each such day.

7.	CONDITIONS PRECEDENT

7.1
Conditions precedent to the execution of this Agreement. The obligation of the Lender to make the Commitment or any part thereof available shall be subject to the condition that the Lender shall have received, not later than three (3) Banking Days before the day on which the Drawdown Notice in respect of the Commitment or such part thereof is given, the following documents and evidence in form substance satisfactory to the Lender:

(a)
Constitutional Documents: a duly certified true copy of the Articles of Incorporation and By-Laws or the Memorandum and Articles of Association, or of any other constitutional documents, as the case may be, of each corporate Security Party;

(b)
Certificates of incumbency: a recent certificate of incumbency of each corporate Security Party issued by the appropriate authority or, as appropriate, signed by the secretary or a director thereof, stating the officers and the directors of each of them;

(c)
Shareholding: a recent certificate as to the shareholding of the Borrower issued by an appropriate authority or, at the discretion of the Lender, signed by the secretary or a director of the Borrower as the case may be, stating respectively the full names and addresses of the person or persons beneficially entitled as shareholders/ stockholders of the entire issued and outstanding shares/ stock of each of them;

(d)
Resolutions: minutes of separate meetings of the directors and (if required) shareholders of each corporate Security Party at which there was approved (inter alia) the entry into, execution, delivery and performance of this Agreement, the other Finance Documents and any other documents executed or to be executed pursuant hereto or thereto to which the relevant corporate Security Party is or is to be a party;

(e)
Powers of Attorney: the original of any power(s) of attorney and any further evidence of the due authority of any person signing this Agreement, the other Finance Documents, and any other documents executed or to be executed pursuant hereto or thereto on behalf of any corporate person;

(f)
Consents: evidence that all necessary licences, consents, permits and authorisations (including exchange control ones) have been obtained by any Security Party for the execution, delivery, validity, enforceability, admissibility in evidence and the due performance of the respective obligations under or pursuant to this Agreement and the other Finance Documents;

(g)	Fees: evidence that the fees referred to in Clause 10.10 (Fees) have been paid in full;

36     (J18-185622/C)

(h)	DOC: a copy of the DOC applicable to Approved Manager certified as true and in effect;

(i)
Other documents: any other documents or recent certificates or other evidence which would be required by the Lender in relation to any corporate Security Party evidencing that the relevant Security Party has been properly established, continues to exist validly and is in good standing;

(j)	MOA-Management Agreement-Charterparty: a copy of each of the following documents certified as true and complete by the legal counsel of the Borrower:

(i)	The MOA;

(ii)	the Management Agreement evidencing that the Vessel is managed by the Approved Manager on terms acceptable to the Lender; and

(iii)	the ABT Charterparty; and

(k)
Operating Account: evidence that the Operating Account has been duly opened and all mandate forms and other legal documents required for the opening of an account under any applicable law, as well as signature cards and properly adopted authorizations have been duly delivered to and have been accepted by the compliance department of the Lender; and

(l)	Beneficial Shareholders: a statement to the Lender from individual(s) acceptable to the Lender confirming the identity of the Beneficial Shareholders of the Borrower.

7.2
Conditions precedent to the making of the Commitment. The obligation of the Lender to advance the Commitment (or any part thereof) is subject to the further condition that the Lender shall have received prior to the drawdown or, where this is not possible, simultaneously with the drawdown of the Commitment or the relevant part thereof:

(a)	Drawdown Notice: the Drawdown Notice duly executed, issued and delivered to the Lender as provided in Clause 2.2 (Drawdown Notice and commitment to borrow);

(b)	Security Documents: each of the Security Documents duly executed and where appropriate duly registered with the Registry or any other competent authority (as required);

(c)
Title and no Encumbrances: evidence that, prior to or simultaneously with the drawdown or release of the Loan the Vessel is duly registered in the ownership of the Borrower with the Registry and under the laws and flag of the Flag State free from any Encumbrances save for those in favour of the Lender and otherwise as contemplated herein;

(d)
Insurances: evidence in form and substance satisfactory to the Lender that each Vessel has been or will on the Delivery Date be insured in accordance with the insurance requirements provided for in this Agreement and the other Security Documents (in amounts not less than such sum which is at least equal to the greater of (i) the full Market Value of the Vessel and (ii) 125% of the amount of the Loan) together with an opinion from insurance consultants (appointed by the Lender at the Borrower’s expense) as to

37     (J18-185622/C)

the adequacy of the insurances effected or to be effected in respect of the Vessel, to be followed by full copies of cover notes, policies, certificates of entry or other contracts of insurance and irrevocable authority is hereby given to the Lender at any time at its discretion to obtain copies of the policies, certificates of entry or other contracts of insurance from the insurers and/or obtain any information in relation to the Insurances relating to the Vessel;

(e)
Insurers’ confirmations: all necessary confirmations from the insurers of the Vessel that they will issue letters of undertaking and endorse notice of assignment and loss payable clauses on the Insurances, in form and substance satisfactory to the Lender in its sole discretion (and - in the event of fleet cover - accompanied by waivers for liens for unpaid premium of other vessels managed by the Approved Manager and which are not subject to any mortgage in favour of the Lender) and (if required by the Lender) an opinion signed by an independent firm of marine insurance brokers appointed and/or approved by the Lender at the expenses of the Borrower confirming the adequacy of the Insurances maintained on the Vessel;

(f)	MII: the MII shall have been effected by the Lender, but at the expense of the Borrower as provided in Clause 10.8 (MII costs);

(g)
Access to class records: due authorisation from the Borrower in form and substance satisfactory to the Lender authorising the Lender to have access and/or obtain any copies of class records or other information at its discretion from the Classification Society of the Vessel, provided however, that the Lender shall not exercise such right unless and until an Event of Default has occurred and is continuing;

(h)	Notices of assignment: duly executed notices of assignment in the form prescribed by the Security Documents;

(i)	No Encumbrances: evidence that no Encumbrances are registered against the Vessel on her previous register;

(j)	Performance Guarantee: the Performance Guarantee duly executed by the Performance Guarantor and evidence of the authority of the signatory thereof;

(k)	Seller’s title: evidence to the full satisfaction of the Lender, proving the Seller’s title to the Vessel free of any Encumbrances, debts or claims of any nature whatsoever;

(l)
Seller’s documents: duly certified copies of corporate documentation of the Seller - comparable at the discretion of the Lender to that provided in Clause 7.1 - proving the due incorporation and existence of the Seller and the due authorisation of the sale of the Vessel and the execution of all documents required in connection therewith;

(m)	Bill of Sale - PDA: duly certified copy of the Bill of Sale, the protocol of delivery and acceptance of the Vessel as well as of all other Seller’s documents;

(n)
Payment of Purchase Price: evidence that the initial deposit in respect of the Vessel and all other sums of money (other than the Commitment or any part thereof) required to be paid by the Borrower to the Seller pursuant to the MOA have been duly paid;

38     (J18-185622/C)

(o)
Mortgage registration; evidence that the Mortgage has been or immediately after the drawdown or release of the Loan will be registered against the Vessel through the Registry under the laws and flag of the Flag State;

(p)	Trading certificates: upon issuance, copies of the trading certificates of the Vessel certified as true and complete by the legal counsel of the Borrower evidencing the same to be valid and in force;

(q)
Class confirmation: evidence from the Classification Society that on the date hereof the Vessel is and on the Delivery Date remains classed with the class notation (referred to in the Mortgage), with the Classification Society or to a similar standard with another classification society of like standing to be specifically approved by the Lender and remains free from any overdue requirements or recommendations affecting her class;

(r)
Trim and stability booklet: if so requested by the Lender, a copy of the trim and stability booklet certifying the lightweight of the Vessel certified as true and complete by the legal counsel of the Borrower;

(s)
DOC and application for SMC: a certified copy of the DOC issued to the Operator of the Vessel and either (i) a certified copy of the SMC for the Vessel or (ii) evidence satisfactory to the Lender that the Operator has applied to the relevant Regulatory Agency for an SMC for the Vessel to be issued pursuant to the ISM Code within any applicable time limit and copies of such ISM Code Documentation as the Lender may by written notice to the Borrower have requested, certified as true and complete in all material respects by the Borrower or the Approved Manager.

(t)
ISM Code Documentation: copies of such applications for ISM Code Documentation as the Lender may by written notice to the Borrower have requested not later than two (2) days before the Drawdown Date certified as true and complete in all material respects by the Borrower and the Approved Manager;

(u)	ISPS Code compliance:

(i)
evidence satisfactory to the Lender that the Vessel is subject to a ship security plan which complies with the ISPS Code (such as proof that a security plan has been submitted to the recognized organisation for approval); and

(ii)	a copy, certified as a true and complete copy of the ISSC for the Vessel delivered to the Lender on the Drawdown Date;

(v)
Valuation: charter free valuation of the Vessel, at the Borrower’s expense, as at a date determined by the Lender but in any event prior to the expected Drawdown Date, made on the basis and in the manner specified in Clause 8.5(b) (Valuation of Vessel) and showing the amount of the Commitment not more than 65% of the a Purchase Price of the Vessel;

(w)	Insurance Letter: the Insurance Letter duly executed;

(x)	Acknowledgement of Receipt: a receipt in writing in form and substance satisfactory to the Lender including an acknowledgement and admission of the Borrower and/or any

39     (J18-185622/C)

other Security Party to the effect that the Commitment or relevant part thereof (as the case may be) was drawn by the Borrower and a declaration by the Borrower that all conditions precedent have been fulfilled or waived by the Lender as provided in this Agreement, that there is no Event of Default and that all the representations and warranties are true and correct;

(y)
Legal opinions: draft opinions from lawyers appointed by the Lender as to all the matters referred to in Clauses 6.1(a) (Due Incorporation/Valid Existence) and (b) (Due Corporate Authority) and all such aspects of law as the Lender shall deem relevant to this Agreement and the other Finance Documents and any other documents executed pursuant hereto or thereto and any further legal or other expert opinion as the Lender at its sole discretion may require;

(z)	Flag State opinion: draft opinion of legal advisers to the Lender on matters of the laws of the Flag State of the Vessel;

(aa)
Condition survey report: if the Lender so requires, a satisfactory to the Lender physical condition survey report on the Vessel together with a comprehensive record inspection from a surveyor appointed by the Lender, at the Borrower’s expense;

(bb)	ABT Charterparty: evidence satisfactory to the Lender that the Vessel, with effect from not later than the Drawdown Date, is time-chartered employed upon delivery under the ABT Charterparty;

(cc)
Confirmation from agents: confirmation from any agents nominated in this Agreement and elsewhere in the other Security Documents for the acceptance of any notice or service of process, that they consent to such nomination; and

(dd)	Capital controls: the Capital Controls Approval has been obtained.

7.3
No change of circumstances. The obligation of the Lender to advance the Commitment or any part thereof is subject to the further condition that at the time of the giving of the Drawdown Notice and on the Drawdown Date:

(a)
Representations and warranties: the representations and warranties set out in Clause 6 (Representations and warranties) and in each of the other Finance Documents are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time;

(b)	No Default: no Default shall have occurred and be continuing or would result from the drawdown; and

(c)
No change: the Lender shall be satisfied that there has been no change in the ownership, management, operations and/or material adverse change in the financial condition of any Security Party which (change) might, in the sole opinion of the Lender, be detrimental to the interests of the Lender; and

(d)	No Market Disruption Event: none of the circumstances contemplated by Clause 3.6 (Market disruption – Non Availability) has occurred and is continuing.

40     (J18-185622/C)

7.4
Know your customer and money laundering compliance. The obligation of the Lender to advance the Commitment or any part thereof is subject to the further condition that the Lender, prior to or simultaneously with the drawdown, shall have received, to the extent required by any change in applicable law and regulation or any changes in the Lender’s own internal guidelines since the date on which the applicable documents and evidence were delivered to the Lender pursuant to Clause 8.8 (Know your customer and money laundering compliance), such further documents and evidence as the Lender shall require to identify the Borrower and the other Security Parties and any other persons involved or affected by the transaction(s) contemplated by this Agreement.

7.5
Further documents. Without prejudice to the provisions of this Clause 7 the Borrower hereby undertakes with the Lender to make or procure to be made such amendments and/or additions to any of the documents delivered to the Lender in accordance with this Clause 7 and to execute and/or deliver to the Lender or procure to be executed and/or delivered to the Lender such further documents as the Lender and its legal advisors may reasonably require to satisfy themselves that all the terms and requirements of this Agreement have been complied with.

7.6
Waiver of conditions precedent. The conditions specified in this Clause 7 are inserted solely for the benefit of the Lender and may be waived by the Lender in whole or in part and with or without conditions. Without prejudice to any of the other provisions of this Agreement, in the event that the Lender, in its sole and absolute discretion, makes the Commitment available to the Borrower prior to the satisfaction of all or any of the conditions referred to in Clauses 7.1 (Conditions precedent to the execution of this Agreement), 7.2 (Conditions precedent to the making of the Commitment) and 7.3 (No change of circumstances), the Borrower hereby covenants and undertakes to satisfy or procure the satisfaction of such condition or conditions by no later than fifteen (15) days after the Drawdown Date or within such longer period as the Lender may, in its sole and absolute discretion, agree to or specify.

8.	COVENANTS

8.1	General. The Borrower hereby undertakes with the Lender that, from the date of this Agreement and until the full and complete payment and discharge of the Outstanding Indebtedness, it will:

(a)
Notice on material adverse change or Default: promptly inform the Lender upon becoming aware of any occurrence which might materially adversely affect the ability of any Security Party to perform its obligations under any of the Finance Documents and, without limiting the generality of the foregoing, will inform the Lender of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Lender, confirm to the Lender in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

(b)
Consents and licenses: without prejudice to Clause 6 (Representations and warranties) Clause and 7 (Conditions precedent), obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, license or approval of governmental or public bodies or authorities or courts and do or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Security Parties under each of the Finance Documents;

41     (J18-185622/C)

(c)	Use of Loan proceeds: use the Loan exclusively for the purposes specified in Clause 1.1 (Amount and Purpose);

(d)
Pari passu: ensure that its obligations under this Agreement shall, without prejudice to the provisions of this Clause 8.1, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Financial Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

(e)
Financial statements: furnish the Lender with audited annual financial statements of the Pangaea Corporate Guarantor, which to include the Borrower on a consolidated basis, by auditors acceptable to the Lender, prepared in accordance with internationally accepted accounting principles and practices consistently applied in respect of each Financial Year as soon as practicable but not later than 180 days after the end of the Financial Year to which they relate, commencing with Financial Year ending on 31st December, 2017;

(f)
Provision of further information: promptly, when requested, provide the Lender with such financial and other information and accounts relating to the business, undertaking, assets, liabilities, revenues, financial condition or affairs of the Borrower and the Corporate Guarantors and such other further general information relating to the Borrower and the Corporate Guarantors, as the Lender from time to time may reasonably require;

(g)
Financial Information: provide the Lender from time to time as the Lender may reasonably request with information on the financial conditions, actual and projected for the following 12 month period, cash flow position, commitments and operations of the Borrower including cash flow analysis and voyage accounts of the Vessel with a breakdown of income and running expenses showing net trading profit, trade payables and trade receivables, such financial details to be certified by an authorized signatory of the Borrower as to their correctness;

(h)
Information on the employment of the Vessel: provide the Lender from time to time as the Lender may request with information on the employment of the Vessel, as well as on the terms and conditions of any charterparty, contract of affreightment, agreement or related document in respect of the employment of the Vessel, such information to be certified by one of the directors of the Borrower as to their correctness;

(i)	Banking operations: ensure that all banking operations in connection with the Vessel are carried out through the Lending Office of the Lender;

(j)
Subordination: ensure that all Financial Indebtedness of the Borrower to its shareholders, to any of its Related Companies, is fully subordinated to the rights of the Lender under the Finance Documents, all in a form acceptable to the Lender, and to subordinate to the rights of the Lender under the Finance Documents any Financial Indebtedness issued to it by its shareholders, any of its Related Company, all in a form acceptable to the Lender;

(k)	Obligations under Finance Documents: duly and punctually perform each of the obligations expressed to be assumed by it under the Finance Documents;

42     (J18-185622/C)

(l)
Payment on demand: pay to the Lender on demand any sum of money which is payable by the Borrower to the Lender under this Agreement but in respect of which it is not specified in any other Clause when it is due and payable; and

(m)
Compliance with Laws and Regulations: to comply, or procure compliance with all laws or regulations relating to the Borrower and/or the Vessel, its ownership, operation and management or to the business of the Borrower and cause this Agreement and the other Finance Documents to comply with and satisfy all the requirements and formalities established by the applicable laws to perfect this Agreement and the other Finance Documents as valid and enforceable Finance Documents;

(n)	Compliance with ISM Code: procure that the Approved Manager and any Operator:

(i)
will comply with and ensure that the Vessel and any Operator by no later than the Drawdown Date complies with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period;

(ii)	immediately inform the Lender if there is any threatened or actual withdrawal of the Borrower’s, the Approved Manager’s or an Operator’s DOC or the SMC in respect of the Vessel; and

(iii)
promptly inform the Lender upon the issue to the Borrower, the Approved Manager or any Operator of a DOC and to the Vessel of an SMC or the receipt by the Borrower, the Approved Manager or any Operator of notification that its application for the same has been realised;

(o)	Compliance with ISPS Code: procure that the Approved Manager or any Operator will:

(i)	maintain at all times a valid and current ISSC in respect of the Vessel;

(ii)	immediately notify the Lender in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of the Vessel; and

(iii)	procure that the Vessel will comply at all times with the ISPS Code;

(p)
Maintenance of legal and beneficial interest in the Vessel: hold the legal title to, and own the entire beneficial interest in the Vessel, its Insurances and Earnings, free from all Encumbrances and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents; and

(q)	Maintenance of Encumbrances:

(i)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Encumbrances which it purports to create; and

43     (J18-185622/C)

(ii)
without limiting the generality of paragraph (q) above, at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Relevant Jurisdictions, pay any stamp, registration or similar tax in all Relevant Jurisdictions in respect of any Finance Document, give any notice or take any other step which may be or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Encumbrance which it creates;

(r)
Notification of litigation: provide the Lender with details of any legal or administrative action involving the Borrower, any Security Party, the Vessel, the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

(s)
Registered Office: maintain its registered office at the address referred to in the recital; and will not establish, or do anything as a result of which it would be deemed to have, a place of business in the United Kingdom or the United States of America;

(t)	Compliance with Covenants: duly and punctually perform all obligations under this Agreement and the other Finance Documents; and

(u)	Application of FATCA: The Borrower shall procure that, unless otherwise agreed by the Lender, no Security Party shall become a FATCA FFI or a US Tax Obligor.

8.2
Negative undertakings. The Borrower hereby undertakes with the Lender that, from the date of this Agreement and so long as any moneys are owing under the Finance Documents and until the full and complete payment and discharge of the Outstanding Indebtedness, it will not, without the prior written consent of the Lender:

(a)	Negative pledge:

(i)
permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of its present or future undertakings, assets, rights or revenues to secure or prefer any present or future Financial Indebtedness or other liability or obligation of the Borrower or any other person; and

(ii)
cease to hold the legal title to the Vessel, its Insurances and Earnings, free from all Encumbrances and other interests and rights of every kind, except for those created by the Finance Documents and the effect of the assignments contained in the General Assignment and any other Finance Documents;

(b)
No further Financial Indebtedness: incur no further Financial Indebtedness nor authorise or accept any capital commitments (other than that normally associated with the day to day operations, trading, maintenance and repair of the Vessel) nor enter into any agreement for payment on deferred terms or hire agreement other in the ordinary course of Vessel’s operations;

(c)	No merger: merge or consolidate with any other person;

44     (J18-185622/C)

(d)	No disposals:

(i)
sell, transfer, abandon, lend, lease or otherwise dispose of or cease to exercise direct control over any part of its present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of operations and trading) whether by one or a series of transactions related or not; and

(ii)	transfer, lease or otherwise dispose of any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation;

(e)	No other business: undertake any type of business other than the ownership and operation of the Vessel and the chartering of the Vessel to third parties;

(f)
No acquisitions: acquire any further assets other than the Vessel and rights arising under contracts entered into by or on behalf of the Borrower in the ordinary course of its business of owning, operating, maintaining, repairing, trading and chartering the Vessel;

(g)
No other obligations: incur any liability or obligations except liabilities and obligations arising under the Finance Documents or contracts entered into in the ordinary course of its business of owning, operating, maintaining, repairing and chartering the Vessel (and for the purposes of this Clause 8.2(g) (No other obligations) fees to be paid pursuant to the Management Agreement in respect of the Vessel shall be considered as permitted obligations under the Finance Documents);

(h)
No borrowing: incur any Borrowed Money except for Borrowed Money pursuant to the Finance Documents or in the ordinary course of its business of owning, operating, maintaining, repairing trading and chartering the Vessel;

(i)
No repayment of borrowings: repay the principal of, or pay interest on or any other sum in connection with, any of its Borrowed Money except for Borrowed Money pursuant to the Finance Documents or in the ordinary course of business;

(j)
No Payments: unless otherwise provided in this Agreement and the other Finance Documents (and then only to the extent expressly permitted by the same) not pay out any funds (whether out of the Earnings or out of moneys collected under the General Assignment and/or the other Finance Documents or not) to any person except in connection with the administration of the Borrower and the operation and/or maintenance and/or repair and/or trading of the Vessel;

(k)
No guarantees: issue any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except pursuant to the Finance Documents and except for, in the case of the Borrower, guarantees or indemnities from time to time required in the ordinary course of business or by any protection and indemnity or war risks association with which the Vessel is entered, guarantees required to procure the release of the Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of the Vessel;

45     (J18-185622/C)

(l)
No loans: make any loans or advances to, or any investments in any person, firm, corporation, joint venture or other entity including (without limitation) any loan or advance or grant any credit (save for normal trade credit in the ordinary course of business) to any officer, director, stockholder or employee or any other company managed by the Approved Manager directly or through the managers of the Vessel or agree to do so;

(m)
No securities: permit any Financial Indebtedness of the Borrower to any person (other than the Lender) to be guaranteed by any person (save for guarantees or indemnities from time to time required in the ordinary course of business or by any protection and indemnity or war risks association with which the Vessel is entered, guarantees required to procure the release of the Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of the Vessel);

(n)
No dividends or distributions: (since the Earnings are assigned to the Lender under the General Assignment) declare or pay any dividends or other distribution under any name or description upon any of the issued shares or otherwise dispose of any of its present or future assets, undertakings, rights or revenues (which are all assigned to the Lender) to any of the shareholders of the Borrower;

(o)	No Subsidiaries: form or acquire any Subsidiaries.

(p)
Maintenance of business structure: change the nature, organisation and conduct of the business of the Borrower and the Seamar Corporate Guarantor as owner of the Vessel or as manager of vessels, as the case may be, or carry on any business other than the business carried on at the date of this Agreement;

(q)
Maintenance of legal structure: ensure that none of the documents defining the constitution of the Borrower and the Corporate Guarantors shall be materially (in the Lender’s opinion) altered in any manner whatsoever;

(r)
No Encumbrance of assets: allow any part of its undertaking, property, assets or rights, whether present or future, to be mortgaged, charged, pledged, used as a lien or otherwise encumbered (except in favor of the Lender under the Finance Documents) without the prior written consent of the Lender;

(s)
Control: ensure that no change shall be made directly or indirectly in the ownership, beneficial ownership, control or management of the Borrower and the Corporate Guarantors or any share therein, or of the Vessel, as a result of which less than 100% of the shares and voting rights in the Borrower and in the Seamar Corporate Guarantor remain in the ultimate legal and beneficial ownership of the Beneficial Shareholders disclosed to the Lender at the negotiation of this Agreement and confirmed in writing on or before the date hereof; and

(t)	Master Agreement Derivatives: not enter into any transaction in a derivative other than any under a master agreement entered into with the Lender.

8.3	Undertakings concerning the Vessel. The Borrower hereby undertakes with the Lender that, from the date of this Agreement and so long as any moneys are owing under the Finance

46     (J18-185622/C)

Documents and until the full and complete payment and discharge of the Outstanding Indebtedness, it will:

(a)	Chartering: not without the prior written consent of the Lender (and then only subject to such conditions as the Lender may impose) let or agree to let the Vessel:

(i)	on demise charter for any period; or

(ii)
by any time or consecutive voyage charter (other than the ABT Charterparty) for a term which exceeds or which by virtue of any optional extensions therein contained may exceed twelve (12) months’ duration; or

(iii)	on terms whereby more than four months’ hire (or the equivalent) is payable in advance; or

(iv)	other than on an arm’s length basis;

(b)
Approved Manager: not without the prior written consent of the Lender (and then only subject to such conditions as the Lender may impose) appoint a manager of the Vessel other than the Approved Manager;

(c)
Ownership/Management/Control: ensure that the Vessel will be registered on the Drawdown Date or the Delivery Date in the ownership of the Owner under the laws of the Flag State and thereafter ensure that the Vessel will maintain her registration, ownership, management, control and beneficial ownership;

(d)
Class: ensure that the Vessel will remain in class free of overdue recommendations or average damage affecting class or permitted by the Classification Society and provide the Lender on demand with copies of all class and trading certificates of the Vessel;

(e)
Insurances: ensure that all Insurances (as defined in the relevant Mortgage/General Assignment) of the Vessel are maintained and comply with all insurance requirements specified in this Agreement and in the relevant Mortgage and in case of failure to maintain the Vessel so insured, authorise the Lender (and such authorisation is hereby expressly given to the Lender) to have the right but not the obligation to effect such Insurances on behalf of the Owner (and in case that the Vessel remains in port for an extended period to effect port risks insurances at the cost of the Borrower which, if paid by the Lender, shall be Expenses);

(f)
Transfer/Encumbrances: not without the prior written consent of the Lender sell or otherwise dispose of the Vessel or any share therein or create or agree to create or permit to subsist any Encumbrance over the Vessel (or any share or interest therein) other than Permitted Encumbrances;

(g)
Not imperil Flag, Ownership, Insurances: ensure that the Vessel is maintained and trades in conformity with the laws of the Flag State, of its owning company or of the nationality of the officers, the requirements of the Insurances and nothing is done or permitted to be done which could endanger the flag of the Vessel or its unencumbered (other than Encumbrances in favour of the Lender and Encumbrances permitted by this Agreement) ownership or its Insurances;

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(h)	Mortgage Covenants: always comply with all the covenants provided for in the Mortgage;

(i)	Assignment of Earnings: not assign or agree to assign otherwise than to the Lender the Earnings or any part thereof.

(j)	Sharing of Earnings:

(i)	not enter into any agreement or arrangement for the sharing or pooling of the Earnings; and/or

(ii)
not enter into any agreement or arrangement for the postponement of any date on which any Earnings are due; the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of the Borrower to any Earnings; and/or

(iii)	not enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Encumbrance relating to any Earnings.

(k)
Long chartering: ensure and procure that in the event of the Vessel being employed under a Charterparty of a duration longer than 12 months, (a) the Borrower shall execute and deliver to the Lender within fifteen (15) days of signing thereof a specific Charterparty Assignment in favour of the Lender of the benefit of such Charterparty and a notice of any such assignment addressed to the relevant charterer and endorsed with an acknowledgement of receipt by the relevant charterer, all in form and substance satisfactory to the Lender or (b) alternatively at the discretion of the Lender, a copy of irrevocable instructions of the Owner of the Vessel to the charterer for the payment of the hire to the Lender and/or a copy of the charterparty with appropriate irrevocable notation;

(l)
No freight derivatives: not enter into or agree to enter into any freight derivatives or any other instruments which have the effect of hedging forward exposures to freight derivatives without the Lender’s consent;

(m)
Vessels’ inspection: once a year and at any time following an Event of Default which is continuing, at the request of the Lender to be provided with reasonable notice, permit the Lender (i) by surveyors or other persons appointed by it in its behalf to board the Vessel at all reasonable times (but in any event without interfering with the Vessel’s trading schedule and operations) for the purpose of inspecting her condition or for the purpose of satisfying itself with regard to proposed or executed repairs and to afford all proper facilities for such inspections and (ii) at any time by financial or insurance advisors or other persons appointed by the Lender to review the operating and insurance records of the Vessel and the Owner thereof and the costs (as supported by vouchers) of any and all such valuations shall be borne by the Borrower;

(n)
Compliance with Environmental Laws: comply with, and procure that all Environmental Affiliates of any Relevant Party comply with, all Environmental Laws including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with, and procure that all Environmental

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Affiliates of such Relevant Party obtain and comply with, all Environmental Approvals and to notify the Lender forthwith:

(i)	of any Environmental Claim for an amount or amounts in aggregate exceeding Two hundred thousand Dollars ($200,000) made against the Vessel, any Relevant Ship and/or her respective owner; and

(ii)
upon becoming aware of any incident which may give rise to an Environmental Claim and to keep the Lender advised in writing of the Borrower’s response to such Environmental Claim on such regular basis and in such detail as the Lender shall require.

8.4
Validity of Securities - Earnings - Taxes etc. The Borrower hereby undertakes with the Lender that, from the date of this Agreement and so long as any moneys are owing under the Finance Documents and until the full and complete payment and discharge of the Outstanding Indebtedness, it will:

(a)
Validity: ensure and procure that all governmental or other consents required by law and/or any other steps required for the validity, enforceability and legality of this Agreement and the other Finance Documents are maintained in full force and effect and/or appropriately taken;

(b)
Earnings: ensure and procure that, unless and until directed by the Lender otherwise (i) all the Earnings of the Vessel shall be paid to the Operating Account and (ii) the persons from whom the Earnings are from time to time due are irrevocably instructed to pay them to the said Operating Account or to such account in the name of the Borrower as shall be from time to time determined by the Lender in accordance with the provisions hereof and of the relevant Security Documents;

(c)
Taxes: pay all Taxes, assessments and other governmental charges when the same fall due, except to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves have been set aside for their payment if such proceedings fail;

(d)
Shareholding: upon the Lender’s request, a recent certificate as to the shareholding of each of the Borrower and the Seamar Corporate Guarantor issued by an appropriate authority or, at the discretion of the Lender, signed by the secretary or a director of the Borrower or the Seamar Corporate Guarantor, as the case may be, stating respectively the full names and addresses of the Beneficial Shareholders in each of the Borrower and the Seamar Corporate Guarantor; and

(e)
Additional Documents: from time to time and within fifteen (15) days after the request of the Lender execute and deliver to the Lender or procure the execution and delivery to the Lender of all such documents as shall be deemed desirable at the reasonable discretion of the Lender for giving full effect to this Agreement, and for perfecting, protecting the value of or enforcing any rights or securities granted to the Lender under any one or more of this Agreement, the other Finance Documents and any other documents executed pursuant hereto or thereto and in case that any conditions precedent (with the Lender’s consent) have not been fulfilled prior to the relevant Drawdown Date, such conditions shall be complied with within fifteen (15) Banking Days after the

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Lender’s written request (unless the Lender agrees otherwise in writing) and failure to comply with this covenant shall be an Event of Default.

8.5	Secured Value to Security Requirement ratio - Valuation of the Vessel

(a)
Security shortfall - Additional Security: If at any time during the Security Period, the Security Value shall be less than the Security Requirement, the Lender may give notice to the Borrower requiring that such deficiency be remedied and then the Borrower shall (unless the sole cause of such deficiency is the Total Loss of the Vessel and the Borrower is in full compliance with its obligations in relation to such Total Loss) either:

(i)
prepay (in accordance with Clause 4.2 (Voluntary prepayment) (but without regard to the requirement for five (5) Banking days notice) within a period of thirty (30) days of the date of receipt by the Borrower of the Lender’s said notice such sum in Dollars as will result in the Security Requirement after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being at least equal to the Security Value; or

(ii)
within thirty (30) days of the date of receipt by the Borrower of the Lender’s said notice constitute to the satisfaction of the Lender such further security for the Loan as shall be acceptable to the Lender having a value for security purposes (as determined by the Lender in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Security Requirement as at such date. Such additional security shall be constituted by:

a)	additional pledged cash deposits in favor of the Lender in an amount equal to such shortfall with the Lender and in an account and manner to be determined by the Lender; and/or

b)	any other security acceptable to the Lender at its absolute discretion to be provided in a manner determined by the Lender.
Any such additional security provided by the Borrower shall be promptly released by the Lender once the Security Requirement ratio has been restored. The provisions of Clauses 4.2 (Voluntary prepayment) and 4.4 (Amounts payable on prepayment) shall apply to prepayments under Clause 8.5(a)(i).

(b)
Valuation of Vessel: The Vessel shall, for the purposes of this Clause 8.5, be valued in Dollars not more than once a year but at any time that the Lender may require after an Event of Default has occurred by one (1) Approved Shipbroker appointed by the Lender, (such valuation to be made without, unless required by the Lender, physical inspection, and on the basis of a sale for prompt delivery for cash at arms length on normal commercial terms as between a willing buyer and a willing seller, without taking into account the benefit of any Charterparty or other engagement concerning the Vessel). The Lender and the Borrower agree to accept the valuation made by the Approved Shipbroker appointed as aforesaid as conclusive evidence of the Market Value of the Vessel at the date of such valuation and that such valuation shall constitute the Market Value of the Vessel for the purposes of this Clause 8.5.

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The value of the Vessel determined in accordance with the provisions of this Clause 8.5 shall be binding upon the Borrower and the Lender until such time as any further such valuations shall be obtained.

(c)
Information: The Borrower undertakes to the Lender to provide the Lender and any such Approved Shipbrokers such information concerning the Vessel and its condition as such Approved Shipbrokers may reasonably require for the purpose of making any such valuation.

(d)
Costs: All costs in connection with the Lender obtaining any valuation of the Vessel referred to in Clause 8.5(b) (Valuation of Vessel), and any valuation of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrower electing to constitute additional security pursuant to Clause 8.5(a)(ii) and all legal and other expenses incurred by the Lender in connection with any matter arising out of this Clause 8.5 shall be borne by the Borrower.

(e)
Valuation of additional security: For the purpose of this Clause 8.5, the market value of any additional security provided or to be provided to the Lender shall be determined by the Lender in its absolute discretion without any necessity for the Lender assigning any reason thereto and if such security consists of a vessel shall be that shown by a valuation complying with the requirements of Clause 8.5(b) (Valuation of Vessel) (whereas the costs shall be borne by the Borrower in accordance with Clause 8.5(d) (Costs)) or if the additional security is in the form of a cash deposit full credit shall be given for such cash deposit on a Dollar for Dollar basis.

(f)
Documents and evidence: In connection with any additional security provided in accordance with this Clause 8.5, the Lender shall be entitled to receive such evidence and documents of the kind referred to in Clause 7.1 (Conditions precedent to the execution of this Agreement) as may in the Lender’s opinion be appropriate and such favourable legal opinions as the Lender shall in its absolute discretion require.

8.6	Sanctions. The Borrower shall ensure that:

(a)	the Vessel will not be employed, and will not suffer the Vessel to be employed, and the Borrower will not conduct or undertake any business:

(i)	in breach of any embargo or sanction or prohibited order (or any similar order or directive) of:

a)	the United Nations Security Council;

b)	the European Union;

c)	the United Kingdom;

d)	the United States of America;

e)	the Flag State;

f)	any state of which any officer or crew member of the Vessel is a national as they apply to their members or nationals; and

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(ii)
in any trade, carriage of goods or business which is forbidden by the laws of the United Kingdom or the United States of America as they apply to their members or nationals, or any law applicable to the Borrower, the Approved Manager, any charterer of the Vessel or any country which the Vessel may visit; or

(iii)	in carrying illicit or prohibited goods; or

(iv)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or

(v)	in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the any Applicable Sanctions; and

(b)	generally, it will comply, or procure compliance with any Applicable Sanctions.

8.7
Covenants for the Securities Parties. The Borrower hereby undertakes with the Lender that, from the date of this Agreement and so long as any moneys are owing under the Finance Documents and while all or any part of the Commitment remains outstanding, it will ensure and procure that all other Security Parties (other than the Approved Manager, except where appropriate in its capacity as Approved Manager) and each of them duly and punctually comply, with the covenants in Clauses 8.1 (General), 8.3 (Undertakings concerning the Vessel), 8.4 (Validity of Securities - Earnings - Taxes etc.), 8.5 (Security cover - Valuation of the Vessel) and 8.6 (Sanctions) which are applicable to them mutatis mutandis.

8.8
Know your customer and money laundering compliance. The Borrower hereby undertakes with the Lender that, from the date of this Agreement and so long as any moneys are owing under the Finance Documents and while all or any part of the Commitment remains outstanding, it will provide the Lender, or procure the provision of, such documentation and other evidence as the Lender shall from time to time require, based on applicable law and regulations from time to time and the Lender’s own internal guidelines from time to time to identify the Borrower and the other Security Parties, including the disclosure in writing of the ultimate legal and beneficial owner or owners of such entities, and any other persons involved or affected by the transaction(s) contemplated by this Agreement in order for the Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

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9.	EVENTS OF DEFAULT

9.1	Events. There shall be an Event of Default if:

(a)
Non‑payment: any Security Party fails to pay any sum payable by it under any of the Finance Documents at the time, in the currency and in the manner stipulated in the Finance Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within five (5) Banking Days of demand and other sums due shall be treated as having been paid at the stipulated time if paid within three (3) Banking Days of its falling due); or

(b)
Breach of Insurance and certain other obligations: the Borrower fails to obtain and/or maintain the Insurances (as defined in, and in accordance with the requirements of, the Finance Documents) or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis‑statement in any proposal for the Insurances or for any other failure or default on the part of the Borrower or any other person or the Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under Clause 8 (Covenants), and, in respect of any such failure, cancellation, disclaim, breach or omission which in the opinion of the Lender is capable of remedy, such action as the Lender may require shall not have been taken within fifteen (15) days of the Lender notifying in writing the relevant Security Party of such default and of such required action; or

(c)
Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Finance Documents (other than those referred to in Clauses 9.l(a) (Non‑payment) and 9.1(b) (Breach of Insurance and certain other obligations) above) and, in respect of any such breach or omission which in the opinion of the Lender is capable of remedy, such action as the Lender may require shall not have been taken within fifteen (15) days of the Lender notifying in writing the relevant Security Party of such default and of such required action; or

(d)
Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Finance Documents or in any notice, certificate or statement referred to in or delivered under any of the Finance Documents is or proves to have been incorrect or misleading in any material respect; or

53     (J18-185622/C)

(e)
Cross‑default: any Financial Indebtedness of any of the Borrower and the Guarantors relating to an amount exceeding Three hundred thousand Dollars ($300,000) is not paid when due (unless contested in good faith) or any Financial Indebtedness of any of the Borrower and the Guarantors relating to an amount exceeding Three hundred thousand Dollars ($300,000) becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by such Security Party of a voluntary right of prepayment), or the Lender of any of the Borrower and the Guarantors becomes entitled to declare any such Financial Indebtedness due and payable or any facility or commitment available to any of the Borrower and the Guarantors relating to such Financial Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned unless the relevant Security Party shall have satisfied the Lender that such withdrawal, suspension or cancellation will not affect or prejudice in any way the relevant Security Party’s ability to pay its debts as they fall due, or any guarantee given by any of the Borrower and the Guarantors in respect of Financial Indebtedness relating to an amount exceeding Three hundred thousand Dollars ($300,000) is not honoured when due and called upon unless contested in good faith; or

(f)
Legal process: any judgment or order made or commenced in good faith by a person against any of the Borrower and the Guarantors relating to an amount exceeding Three hundred thousand Dollars ($300,000) is not stayed or complied with within fifteen (15) days or a good faith creditor attaches or takes possession of, or a distress, execution, sequestration or other bonafide process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any of the Borrower and the Guarantors and is not discharged within fifteen (15) days; or

(g)
Insolvency: any Security Party becomes insolvent or stops or suspends making payments (whether of principal or interest) with respect to all or any class of its debts or announces an intention to do so; or

(h)
Reduction or loss of capital: a meeting is convened by either of the Borrower and the Corporate Guarantors for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital; or

(i)
Winding up: any petition is presented or other step is taken for the purpose of winding up any Security Party or an order is made or resolution passed for the winding up of any Security Party or a notice is issued convening a meeting for the purpose of passing any such resolution; or

(j)
Administration: any petition is presented or other step is taken for the purpose of the appointment of an administrator of any Security Party or an administration order is made in relation to any Security Party; or

(k)
Appointment of receivers and managers: any administrative or other receiver is appointed of any Security Party or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party; or

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(l)
Compositions: any steps are taken, or negotiations commenced, by any Security Party or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors provided, however, that if the relevant Security Party is able to provide such evidence as is satisfactory in all respects to the Lender that such rescheduling will not relate to any payment default or anticipated default the same shall not constitute an Event of Default; or

(m)
Analogous proceedings: there occurs, in relation to any Security Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the opinion of the Lender, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in Clauses 9.1(f) (Legal process) to (l) (Compositions) (inclusive) or any Security Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

(n)	Cessation of business: any Security Party suspends or ceases or threatens to suspend or cease to carry on its business; or

(o)
Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government and such seizure is not lifted within forty five (45) days; or

(p)
Invalidity: any of the Finance Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect unless remedied within fifteen (15) days, or if the validity or enforceability of any of the Finance Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

(q)
Unlawfulness: it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Finance Documents or for the Lender to exercise the rights or any of them vested in it under any of the Finance Documents or otherwise; or

(r)	Repudiation: any Security Party repudiates any of the Finance Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Finance Documents; or

(s)	Encumbrances enforceable: any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Finance Documents becomes enforceable; or

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(t)
Material adverse change: there occurs, in the reasonable opinion of the Lender, a material adverse change in the financial condition of any of the Borrower and the Guarantors as described by the Borrower or any of the Guarantors to the Lender in the negotiation of this Agreement, which might, in the opinion of the Lender, materially adversely impair the ability of the above Security Parties (or any of them) to perform their respective obligations under this Agreement and the Finance Documents to which is or is to be a party; or

(u)
Arrest: the Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the Owner and the Owner shall fail to procure the release of the Vessel within a period of forty five (45) days thereafter; or

(v)
Registration: the registration of the Vessel under the laws and flag of the Flag State is cancelled or terminated without the prior written consent of the Lender or, if the Vessel is only provisionally registered on the relevant Drawdown Date and is not permanently registered under the laws and flag of the Flag State at least fifteen (15) days prior to the deadline for completing such permanent registration; or

(w)
Unrest: the Flag State of the Vessel becomes involved in hostilities or civil war or there is a seizure of power in such Flag State by unconstitutional means if, in any such case, (a) such event could in the opinion of the Lender reasonably be expected to have a material adverse effect on the security constituted by any of the Finance Documents and (b) the Borrower has failed within thirty (30) days from receiving notice from the lender to this effect (which notice shall have been sent following consultation with the Borrower) to (i) delete the Vessel from its Flag State and (ii) re-register the Vessel under another Flag State approved by the lender in its sole discretion through a relevant Registry, in each case, at the Borrower’s cost and expense; or

(x)
Environment: any Relevant Party and/or the Approved Manager and/or any of their respective Environmental Affiliates fails to comply with any Environmental Law or any Environmental Approval or the Vessel or any Relevant Ship is involved in any incident which gives rise or which may give rise to any Environmental Claim, if in any such case, such non compliance or incident or the consequences thereof could (in the reasonable opinion of the Lender) be expected to have a material adverse effect on the business assets, operations, property or financial condition of the Borrower or any other Security Party or on the security created by any of the Finance Documents; or

(y)
P&I: any Security Party or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which the Vessel is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover in relation to the said Vessel (including without limitation, liability for Environmental Claims arising in jurisdictions where the Vessel operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

(z)
Change of Management: the Vessel ceases to be managed by the Approved Manager (for any reason other than the reason of a Total Loss or sale of the Vessel) without the approval of the Lender and the Borrower fails to appoint another Approved Manager prior to the termination of the mandate with the previous Approved Manager; or

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(aa)	Deviation of Earnings: any Earnings of the Vessel are not paid to the Operating Account for any reason whatsoever (other than with the Lender’s prior written consent); or

(bb)	Operating Account: any moneys are withdrawn from the Operating Account other than in accordance with Clauses 8.4(b) (Earnings) and 13 (Operating Account) of the Loan Agreement; or

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(cc)
ISM Code and ISPS Code: (without prejudice to the generality of Clause 9.1(c) (Breach of other obligations)) for any reason whatsoever the provisions of Clause 8.1(o) (Compliance with ISM Code) and (p) (Compliance with ISPS Code) are not complied with and the Vessel ceases to comply with the ISM Code or, as the case may be, the ISPS Code; or

(dd)
Material events: any other event or events (whether related or not) occurs or circumstance arises which constitutes a material (in the opinion of the Lender) adverse change, from the position applicable as at the date of this Agreement, in the business, affairs or condition (financial or otherwise) of the Borrower and the Corporate Guarantors) (including any such material adverse change resulting from an Environmental Incident) the effect of which is likely, in the opinion of the Lender, to impair, delay or prevent the due fulfilment by the Borrower and the Corporate Guarantors of any of its respective obligations or undertakings contained in this Loan Agreement or any of the other Finance Documents and/or materially and adversely to affect the security created by any of the Finance Documents; or

(ee)
Personal Guarantor: the Personal Guarantor passes away or is found to be of unsound mind or of any other legal disability or incapacity by a court of a Relevant Jurisdiction, or legal proceedings initiated for the Personal Guarantor to be adjudicated or found bankrupt or any event analogous thereto occurs in relation to the Personal Guarantor in any jurisdiction or any of the events referred to in Clauses 9.1(d) (Misrepresentation) or (e) (Cross-default) occurs (mutatis mutandis) in relation to the Personal Guarantor, unless the Borrower provides the Lender with a substitute Personal Guarantee executed by a person approved by the Lender at its sole discretion or other security acceptable to the Lender, within a period of not more than thirty (30) Banking Days from the occurrence of any such event or any steps are taken; or

(ff)	Finance Documents: any event of default (as howsoever described or defined therein) occurs under the Finance Documents (or any of them).

9.2
Consequences of Default – Acceleration. The Lender may without prejudice to any other rights of the Lender (which will continue to be in force concurrently with the following), at any time after the happening of an Event of Default:

(a)
by notice to the Borrower declare that the obligation of the Lender to make the Commitment (or any part thereof) available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or

(b)
by notice to the Borrower declare that the Loan and all interest accrued and all other sums payable under the Finance Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable without any further diligence, presentment, demand of payment, protest or notice or any other procedure from the Lender which are expressly waived by the Borrower; and/or

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(c)
put into force and exercise all or any of the rights, powers and remedies possessed by the Lender under this Agreement and/or under any other Finance Document and/or as mortgagee of the Vessel, mortgagee, chargee or assignee or as the beneficiary of any other property right or any other security (as the case may be) of the assets charged or assigned to it under the Finance Documents or otherwise (whether at law, by virtue of any of the Finance Documents or otherwise).

9.3
Insolvency Events of Default. If an event occurs in respect of the Borrower or the other Security Parties of the type described in Clauses 9.1(g) (Insolvency) to (l) (Compositions) (inclusive) (except (i) in the case when a petition was presented or proceedings were commenced or a suit or writ were issued by a third party and the Borrower or the relevant Security Party is defending itself in bona fide and (ii) in the case that such events mentioned in Clauses 9.1(g) (Insolvency) to (l) (Compositions) (inclusive) relate to only a part of the undertakings, assets, rights or revenues which in the opinion of the Bank does not affect the ability of the Borrower or the relevant Security Party to perform its respective obligations under this Agreement and/or the other Security Documents) the obligation of the Bank to make the Facility available shall terminate immediately upon receipt by the Bank of the relevant information (as such receipt shall be conclusively certified by a certificate of the Bank) and all amounts payable under sub-Clause 9.2(b) shall become immediately due and payable without any notice or other formality which is hereby expressly waived by the Borrower.

9.4
Multiple notices; action without notice. The Lender may serve notices under Clause 9.2(a) and (b) simultaneously or on different dates and it may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after service of both or either of such notices, it being understood and agreed that the non-service of a notice in respect of an Event of Default hereunder, or under any of the Finance Documents (whether known to the Lender or not), shall not be construed to mean that the Event of Default shall cease to exist and bring about its lawful consequences.

9.5
Demand basis. If, pursuant to Clause 9.2(b), the Lender declares the Loan to be due and payable on demand, the Lender may by written notice to the Borrower (a) call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

9.6
Proof of Default. It is agreed that (i) the non-payment of any sum of money in time will be proved conclusively by mere passage of time and (ii) the occurrence of this (non payment) shall be proved conclusively by a mere written statement of the Lender (save for manifest error).

9.7	Exclusion of Bank’s liability. Neither the Lender nor any receiver or manager appointed by the Lender, shall have any liability to the Borrower or a Security Party:

(a)
for any loss caused by an exercise of rights under, or enforcement of an Encumbrance created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such an Encumbrance; or

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(b)
as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such an Encumbrance or for any reduction (however caused) in the value of such an asset, except that this does not exempt the Lender or a receiver or manager from liability for losses shown to have been caused by the wilful misconduct of the Lender’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

10.	INDEMNITIES - EXPENSES – FEES

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10.1
Miscellaneous indemnities. The Borrower shall on demand (and it is hereby expressly undertaken by the Borrower to) indemnify the Lender, without prejudice to any of the other rights of the Lender under any of the Finance Documents, against any loss or expense which the Lender shall certify as sustained or incurred as a consequence of:

(a)	any default in payment by any of the Security Parties of any sum under any of the Finance Documents when due;

(b)	the occurrence of any Event of Default which is continuing;

(c)
any prepayment of the Loan or part thereof being made under Clauses 4.2 (Voluntary Prepayment) and 4.3 (Compulsory Prepayment in case of Total Loss or sale of the Vessel), 8.5(a) (Security shortfall-Additional Security) or Clause 12 (Unlawfulness, Increased Costs) or any other repayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; or

(d)
the Commitment not being advanced for any reason (excluding any default by the Lender and any reason mentioned in Clause 12.1 (Unlawfulness)) after the Drawdown Notice has been given, including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding the Loan or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan or any part thereof.

10.2	Expenses. The Borrower shall (and it is hereby expressly undertaken by the Borrower to) pay to the Lender on demand:

(a)
Initial and Amendment expenses: all expenses (including reasonable legal, printing and out-of-pocket expenses) reasonably incurred by the Lender in connection with the negotiation, preparation and execution of this Agreement and the other Finance Documents and of any amendment or extension of or the granting of any waiver or consent under this Agreement and/or any of the Finance Documents and/or in connection with any proposal by the Borrower to constitute additional security pursuant to Clause 8.5(a) (Security shortfall-Additional Security), whether any such security shall in fact be constituted or not;

(b)
Enforcement expenses: all expenses (including reasonable legal and out-of-pocket expenses) incurred by the Lender in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, this Agreement and/or any of the other Finance Documents, or otherwise in respect of the moneys owing under this Agreement and/or any of the other Finance Documents or the contemplation or preparation of the above, whether they have been effected or not;

(c)
Legal costs: the legal costs of the Lender’s appointed lawyers, in respect of the preparation of this Agreement and the other Finance Documents as well as the legal costs of the foreign lawyers (if these are available) in respect of the registration of the Finance Documents or any search or opinion given to the Lender in respect of the Security Parties or the Vessel or the Finance Documents. The said legal costs shall be due and payable on the Drawdown Date; and

(d)	Other expenses: any and all other Expenses.

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All expenses payable pursuant to this Clause 10.2 (Expenses) shall be paid together with value added tax (if any) thereon.

10.3
Stamp duty. The Borrower shall pay any and all stamp, registration and similar taxes or charges (including those payable by the Lender) imposed by governmental authorities in relation to this Agreement and any of the other Finance Documents, and shall indemnify the Lender against any and all liabilities with respect to, or resulting from delay or omission on the part of the Borrower to pay such stamp taxes or charges.

10.4
Environmental Indemnity. The Borrower shall indemnify the Lender on demand and hold the Lender harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal) penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against the Lender at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason out of an Environmental Claim made or asserted against the Lender if such Environmental Claim would not have been, or been capable of being, made or asserted against the Lender if it had not entered into any of the Finance Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Finance Documents.

10.5
Currency Indemnity. If any sum due from the Borrower under any of the Finance Documents or any order or judgement given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable under the relevant Finance Document or under such order or judgement into another currency (the “second currency”) for the purpose of (i) making or filing a claim or proof against the Borrower or any other Security Party, as the case may be or (ii) obtaining an order or judgement in any court or other tribunal or (iii) enforcing any order or judgement given or made in relation to any of the Finance Documents, the Borrower shall (and it is hereby expressly undertaken by the Borrower to) indemnify and hold harmless the Lender from and against any loss suffered as a result of any difference between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgement, claim or proof. The term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

10.6
Central Bank or European Central Bank reserve requirements indemnity. The Borrower shall on demand promptly indemnify the Lender against any cost incurred or loss suffered by the Lender as a result of its complying with the minimum reserve requirements of the European Central Bank and/or with respect to maintaining required reserves with the relevant national Central Bank to the extent that such compliance relates to the Commitment or deposits obtained by it to fund the whole or part of the Loan and to the extent such cost or loss is not recoverable by the Lender under Clause 12.3 (Increased costs).

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10.7
Maintenance of the Indemnities. The indemnities contained in this Clause 10 shall apply irrespective of any indulgence granted to the Borrower or any other party from time to time and shall continue to be in full force and effect notwithstanding any payment in favour of the Lender and any sum due from the Borrower under this Clause 10 will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under any one or more of this Agreement, the other Finance Documents and any other documents executed pursuant hereto or thereto.

10.8
MII costs. The Borrower shall reimburse the Lender on demand for any and all costs incurred by the Lender (as conclusively certified by the Lender) in effecting and keeping effected (i) a Mortgagee’s Interest Insurance (herein “MII”) which the Lender may at any time effect for an amount of 110% of the Loan and on such terms and with such insurers as shall from time to time be determined by the Lender, provided, however, that the Lender shall in its absolute discretion appoint and instruct in respect of any such MII policy the insurance brokers in respect of such Insurance and provided, further, that in the event that the Lender effects any such Insurance on the basis of any mortgagee’s open cover, the Borrower shall pay on demand to the Lender its proportion of premium due in respect of the vessel(s) for which such insurance cover has been effected by the Lender, and any certificate of the Lender in respect of any such premium due by the Borrower shall (save for manifest error) be conclusive and binding upon the Borrower.

10.9	Communications Indemnity. It is hereby agreed in connection with communications that:

(a)
Express authority is hereby given by the Borrower to the Lender to accept all tested or untested communications given by facsimile, cable or otherwise, regarding any or all of the notices, requests, instructions or other communications under this Agreement, subject to any restrictions imposed by the Lender relating to such communications including, without limitation (if so required by the Lender), the obligation to confirm such communications by letter.

(b)
The Borrower shall recognise any and all of the said notices, requests, instructions or other communications as legal, valid and binding, when these notices, requests, instructions or communications come from the fax number mentioned in Clause 16.1 (Notices) or any other fax usually used by it or its managing company and are duly signed or in case of emails are duly sent by the person appearing to be sending such notice, request, instruction or other communication.

(c)
The Borrower hereby assumes full responsibility for the execution of the said notices, requests, instructions or communications and promises and recognises that the Lender shall not be held responsible for any loss, liability or expense that may result from such notices, requests, instructions or other communications. It is hereby undertaken by the Borrower to indemnify in full the Lender from and against all actions, proceedings, damages, costs, claims, demands, expenses and any and all direct and/or indirect losses which the Lender may suffer, incur or sustain by reason of the Lender following such notices, requests, instructions or communications.

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(d)
With regard to notices, requests, instructions or communications issued by electronic and/or mechanical processes (e.g. by facsimile), the risk of equipment malfunction, including, without limitation, paper shortage, transmission errors, omissions and distortions is assumed fully and accepted by the Borrower, save in case of Bank’s wilful misconduct.

(e)
The risks of misunderstandings and errors resulting from notices, requests, instructions or communications being given as mentioned above, are for the Borrower and the Lender will be indemnified in full pursuant to this Clause save in case of Bank’s gross wilful misconduct.

(f)
The Lender shall have the right to ask the Borrower to furnish any information the Lender may require to establish the authority of any person purporting to act on behalf of the Borrower for these notices, requests, instructions or communications but it is expressly agreed that there is no obligation for the Lender to do so. The Lender shall be fully protected in, and the Lender shall incur no liability to the Borrower for acting upon the said notices, requests, instructions or communications which were believed by the Lender in good faith to have been given by the Borrower or by any of its authorised representative(s).

(g)
It is undertaken by the Borrower to use its best endeavours to safeguard the function and the security of the electronic and mechanical appliance(s) such as fax(es) etc., as well as the code word list, if any, and to take adequate precautions to protect such code word list from loss and to prevent its terms becoming known to any persons not directly concerned with its use. The Borrower shall hold the Lender harmless and indemnified from all claims, losses, damages and expenses which the Lender may incur by reason of the failure of the Borrower to comply with the obligations under this Clause.

10.10
Fees. The Borrower shall pay to the Lender an arrangement fee in the amount equal to 1% of the amount of the Loan to be drawn down (the “Arrangement Fee”) payable upon the drawdown of the Loan. The Arrangement Fee shall be payable by the Borrower to the Lender whether or not any part of the Commitment is ever advanced and shall be non-refundable.

10.11	FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment.

10.12	FATCA status

(a)
The Lender hereby confirms to the Borrower that it is a FATCA Exempt Party. If, after the date of this Agreement the Lender becomes aware that it has ceased to be a FATCA Exempt Party, it will notify the Borrower reasonably promptly.

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(b)	Subject to Clause 10.12(d) below, each party shall, within ten (10) Banking Days of a reasonable request by another party:

(i)	confirm to that other party whether it is and/or remains:

a)	a FATCA Exempt Party; Or

b)	not a FATCA Exempt Party; And

(ii)
supply to that other party such forms, documentation and other information relating to its status under FATCA (including its applicable passthru percentage or other information required under the Treasury Regulations or other official guidance including intergovernmental agreements) as that other party reasonably requests for the purposes of that other party's compliance with FATCA.

(c)
If a party confirms to another party pursuant to Clause 10.12(b)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

(d)	Clause 10.12(b)(i) above shall not oblige the Lender to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation applicable to the Lender;

(ii)	any fiduciary duty; Or

(iii)	any duty of confidentiality.

(e)
If a party fails to confirm its status or to supply forms, documentation or other information requested in accordance with Clause 10.12(b) above (including, for the avoidance of doubt, where Clause 10.12(d) above applies), then:

(i)	if that party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; And

(ii)
if that party failed to confirm its applicable passthru percentage then such party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable passthru percentage is 100%, until (in each case) such time as the party in question provides the requested confirmation, forms, documentation or other information.

11.	SECURITY, APPLICATION, AND SET-OFF

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11.1
Securities. As security for the due and punctual repayment of the Loan and payment of interest thereon as provided in this Agreement and of all other Outstanding Indebtedness the Borrower shall ensure and procure that the Security Documents are duly executed and, where required, registered in favour of the Lender in form and substance satisfactory to the Lender, at the time specified herein or otherwise as required by the Lender and ensure that such security consists, on the Drawdown Date, of the Security Documents.

11.2
Maintenance of Securities. It is hereby undertaken by the Borrower that the Finance Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing and/or due under this Agreement or under the other Finance Documents be valid and binding obligations of the respective Security Parties thereto and rights of the Lender enforceable in accordance with their respective terms and that they will, at the expense of the Borrower, execute, sign, perfect and do any and every such further assurance, document, act, omission or thing as in the opinion of the Lender may be necessary or desirable for perfecting the security contemplated or constituted by the Finance Documents.

11.3	Application of funds.

(a)
Order of application: All moneys received by the Lender under or pursuant to any of the Finance Documents and expressed to be applicable in accordance with this Clause 11.3 shall be applied by the Lender in the following manner:

(i)
Firstly, in or towards payment of Expenses and all sums other than principal or interest which may be due to the Lender under this Agreement and the other Finance Documents or any of them at the time of application;

(ii)	Secondly, in or towards payment of any default interest;

(iii)	Thirdly, in or towards payment of any arrears of interest (other than default interest) due in respect of the Loan or any part thereof;

(iv)	Fourthly, in or towards repayment of the Loan whether the same is due and payable or not;

(v)
Fifthly, in or towards payment to the Lender for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid; and

(vi)
Sixthly, the surplus (if any) after the full and complete payment of the Outstanding Indebtedness shall be released and paid to the Borrower or to whomsoever else shall be entitled to receive such surplus.

(b)
Notice of variation of order of application: The Lender may, by notice to the Borrower and the Security Parties, provide, at its sole discretion, for a different order of application from that set out in Clause 11.3(a) (Order of application) either as regards a specified sum or sums or as regards sums in a specified category or categories, without affecting the obligations of the Borrower to the Lender.

66     (J18-185622/C)

(c)
Effect of variation notice: The Lender may give notices under Clause 11.3(b) (Notice of variation of order of application) from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Banking Day before the date on which the notice is served.

(d)
Appropriation rights overridden: This Clause 11.3 and any notice which the Lender gives under Clause 11.3(b) (Notice of variation of order of application) shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any other Security Party.

11.4
Set off. Express authority is hereby given by the Borrower to the Lender without prejudice to any of the rights of the Lender at law, contractually or otherwise, at any time after a Default has occurred and is continuing and without prior notice to the Borrower:

(a)
to apply any credit balance standing upon any account of the Borrower with any branch of the Lender (including, without limitation, the Operating Account) and in whatever currency in or towards satisfaction of any sum due to the Lender from the Borrower under this Agreement, the General Assignment and/or any of the other Finance Documents;

(b)	in the name of the Borrower and/or the Lender to do all such acts and execute all such documents as may be necessary or expedient to effect such application; and

(c)	to combine and/or consolidate all or any accounts in the name of the Borrower with the Lender.
For all or any of the above purposes authority is hereby given to the Lender to purchase with the moneys standing to the credit of any such account or accounts such other currencies as may be necessary to effect such application. The Lender shall not be obliged to exercise any right given by this Clause. The Lender shall notify the Borrower forthwith upon the exercise of any right of set‑off giving full details in relation thereto.

12.	UNLAWFULNESS, INCREASED COSTS AND BAIL-IN

12.1
Unlawfulness. If any change in, or introduction of, any law, regulation or regulatory requirement or any request of any central bank, monetary, regulatory or other authority or any order of any court renders it unlawful or contrary to any such regulation, requirement, request or order for the Lender to advance the Commitment or the relevant part thereof (as the case may be) or to maintain or fund the Loan, notice shall be given promptly by the Lender to the Borrower whereupon the Commitment shall be reduced to zero and the Borrower shall be obliged to prepay the Loan in accordance with such notice, together with accrued interest thereon to the date of prepayment and all other sums payable by the Borrower under this Agreement.

In any such event the Borrower and the Lender shall (as per the provisions of Clause 3.6(d) (Alternative basis of interest or funding)) negotiate in good faith (but without incurring any legal obligations) with a view to agreeing the terms for making the Loan available from another jurisdiction or providing the Loan from alternative sources.

67     (J18-185622/C)

12.2
Mitigation. If circumstances arise which would result in a notification under Clause 12.1 (Unlawfulness) or Clause 12.3 (Increased Cost), then, without in any way limiting the rights of the Lender under this Clause, the Lender shall use reasonable endeavours to transfer all the Lender’s obligations, liabilities and rights under this agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Lender shall not be under any obligation to take any such action if, in its opinion, to do so would or might: (a) have an adverse effect on its business, operations or financial condition; or (b) involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

12.3
Increased Cost. If, as a result of (a) any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, request or requirement (whether or not having the force of law, but, if not having the force of law, with which the Lender or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits or other banking or monetary controls or requirements which affects the manner in which the Lender allocates capital resources to its obligations hereunder and those (including, but not limited to, “Basel III”) which shall replace, amend and/or supplement the provisions set out in the statement (as in effect as of the date of this Agreement) of the Basle II committee on banking supervision dated July 1988 and entitled “international convergence of capital measurement and capital structures” or any amendatory or substitute agreement thereof, or (b) compliance by the Lender with any request from any applicable fiscal or monetary authority (whether or not having the force of law but, if not having the force of law, with which the Lender habitually complies) or (c) any other set of circumstances affecting the Lender:

(a)	the cost to the Lender of making the Commitment or any part thereof or maintaining or funding the Loan is increased or an additional cost on the Lender is imposed; and/or

(b)
subject the Lender to Taxes or the basis of Taxation (other than Taxes or Taxation on the net income of the Lender) in respect of any payments to the Lender under this Agreement or any of the other Finance Documents is changed; and/or

(c)	the amount payable or the effective return to the Lender under any of the Finance Documents is reduced; and/or

(d)
the Lender’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Lender’s obligations under any of the Finance Document is reduced; and/or

(e)	require the Lender to make a payment or forgo a return on or calculated by references to any amount received or receivable by it under any of the Finance Documents is required; and/or

(f)
require the Lender to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Commitment or the Loan from its capital for regulatory purposes,

68     (J18-185622/C)

then and in each case (subject to Clause 12.7 (Exception)) the Borrower shall pay to the Lender, from time to time, upon demand, such additional moneys as shall indemnify the Lender for any increased or additional cost, reduction, payment, foregone return or loss whatsoever.

12.4
Claim for increased cost. The Lender will promptly notify the Borrower of any intention to claim indemnification pursuant to Clause 12.3 (Increased Cost) and such notification will be a conclusive and full evidence binding on the Borrower as to the amount of any increased cost or reduction and the method of calculating the same and the Borrower shall be allowed to rebut such evidence by any means of evidence save for witness. A claim under Clause 12.3 (Increased Cost) may be made at any time and must be discharged by the Borrower within fifteen (15) days of demand. It shall not be a defence to a claim by the Lender under this Clause 12.4 that any increased cost or reduction could have been avoided by the Lender. Any amount due from the Borrower under Clause 12.3 (Increased Cost) shall be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this Agreement.

12.5
Central Bank or European Central Bank reserve requirements indemnity. The Borrower shall on demand promptly indemnify the Lender against any cost incurred or loss suffered by the Lender as a result of its complying with the minimum reserve requirements of the European Central Bank and/or with respect to maintaining required reserves with the relevant national Central Bank to the extent that such compliance relates to the Commitment or deposits obtained by it to fund the whole or part of the Loan and to the extent such cost or loss is not recoverable by the Lender under Clause 12.3 (Increased Cost).

12.6
Option to prepay. If any additional amounts are required to be paid by the Borrower to the Lender by virtue of Clause 12.3 (Increased Cost), the Borrower shall be entitled, on giving the Lender not less than fourteen (14) days prior notice in writing, to prepay (without premium or penalty) the Loan and accrued interest thereon, together with all other Outstanding Indebtedness, on the next Repayment Date. Any such notice, once given, shall be irrevocable.

12.7
Exception. Nothing in Clause 12.3 (Increased Cost) shall entitle the Lender to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is subject of an additional payment under Clause 5.3 (Gross Up).

12.8
Contractual recognition of bail-in. Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; And

(iii)	a cancellation of any such liability; and

69     (J18-185622/C)

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

13.	OPERATING ACCOUNT

13.1	General. The Borrower undertakes with the Lender that it will:

(a)	on or before the Drawdown Date open the Operating Account; and

(b)
procure that all moneys payable to the Borrower in respect of the Earnings of the Vessel shall, unless and until the Lender directs to the contrary pursuant to the General Assignment, be paid to the Operating Account, free from Encumbrances and rights of set off other than those created by or under the Finance Documents and, shall be held there on trust for the Lender and shall be applied as provided in Clause 13.2 (Application of Earnings).

13.2
Application of Earnings. Subject to the terms and conditions of the Accounts Pledge Agreement, no monies shall be withdrawn from the Operating Account save as hereinafter provided. Subject to Clause 9 (Events of Default), all monies paid to the Operating Account (whether being Earnings or not) after discharging the costs (if any) incurred by the Lender, in collecting such monies, shall be applied as follows:

(a)
firstly: in payment of any and all sums whatsoever which from time to time become due and payable to the Lender hereunder (such sums to be paid in such order as the Lender may in its sole discretion elect);

(b)	secondly: in payment of the Operating Expenses; and

(c)	thirdly: any credit balance shall be available to the Borrower to be used for any purpose not inconsistent with the Borrower’s other obligations under this Agreement.

13.3
Interest. Any amounts for the time being standing to the credit of the Operating Account shall bear interest at the rate from time to time offered by the Lender to its customers for Dollar deposits of similar amounts and for periods similar to those for which such amounts are likely to remain standing to the credit of the Operating Account. Such interest shall, provided that (a) the foregoing provisions of this Clause 13.3 shall have been complied with and (b) no Event of Default (or event which, with the giving of notice and/or lapse of time or other applicable condition, might constitute an Event of Default) shall have occurred and is continuing, be released to the Borrower.

13.4	Drawings from Operating Account. The Borrower shall not be entitled to draw from the Operating Account if an Event of Default has occurred and is continuing.

13.5	Sufficient monies. The Borrower hereby warrants that sufficient monies to meet the next Repayment Instalment plus interest thereon will be accumulated quarterly in the Operating Account.

13.6	Obligations unaffected. Nothing herein contained shall be deemed to affect:

70     (J18-185622/C)

(a)
the liability and absolute obligation of the Borrower to pay interest on and to repay the Loan as provided in Clauses 3 (Interest) and 4 (Repayment-Prepayment) nor shall they constitute or be construed as constituting a manner of postponement thereof; or

(b)	any other liability or obligation of the Borrower or any other Security Party under any Finance Document.

13.7
Authorisation. The Lender shall be entitled (but not obliged) at any time, and to this respect the Lender is hereby authorised by the Borrower from time to time to debit the Operating Account, without notice to the Borrower, in order to discharge any amount due and payable to the Lender under the terms of this Agreement and the Security Documents or otherwise howsoever in connection with the Loan, including, without limitation, any payment of which the Lender has become entitled to demand under Clause 10 (Indemnities - Expenses – Fees).

13.8
Relocation of Operating Account. The Borrower, at its own costs and expenses, undertakes with the Lender to comply with or cause to be complied with any written requirement of the Lender from time to time as to the location or re-location of the Operating Account and will from time to time enter into such documentation as the Lender may require in order to create or maintain a security interest in the Operating Account.

13.9
Application on Event of Default. Upon the occurrence of an Event of Default which is continuing or at any time thereafter (whether or not notice of default has been given to the Borrower) the Lender shall be entitled, but not bound, to apply all sums standing to the credit of the Operating Account and accrued interest (if any) without notice to the Borrower in the manner specified in Clause 11.3 (Application of funds) (and express and irrevocable authority is hereby given by the Borrower to the Lender so to set off and/or debit the Operating Account accordingly by the same and the Lender shall be released to the extent of such set off and application).

13.10
No Encumbrances. The Borrower hereby covenants with the Lender that the Operating Account and any moneys therein shall not be charged, assigned, transferred or pledged nor shall there be granted by the Borrower or suffered to arise any third party rights over or against the whole or any part of the Operating Account other than in favour of the Lender as promised herein and in the General Assignment.

13.11
Operation of Operating Account. The Operating Account shall be operated by the Borrower to the degree permitted by this Agreement and the General Assignment in accordance with the Lender’s usual terms and conditions (full knowledge of which the Borrower hereby acknowledges) and subject to the Lender’s usual charges levied on such accounts and/or transactions conducted on such accounts (as from time to time notified by the Lender to the Borrower).

13.12
Release. Upon payment in full of all principal, interest and all other amounts due to the Lender under the terms of this Agreement and the other Finance Documents, any balance then standing to the credit of the Operating Account shall be released and paid to the Borrower or to whomsoever else may be entitled to receive such balance.

14.	ASSIGNMENT, TRANSFER, PARTICIPATION, LENDING OFFICE

14.1	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Lender and the Borrower and their respective successors and permitted assigns.

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14.2
No Assignment by the Borrower and other Security Parties. Neither the Borrower nor any other Security Parties may assign or transfer any of its rights and/or obligations under this Agreement or any of the other Finance Documents or any documents executed pursuant to this Agreement and/or the other Finance Documents.

14.3
Assignment by the Lender. The Lender may at any time without the consent of, but following consultation with, and after giving 10-days prior notice to the Borrower, cause all or any part of its rights, benefits and/or obligations under this Agreement and the other Finance Documents to be assigned or transferred to (i) another branch, Subsidiary or affiliate of, or company controlled by, the Lender, (ii) another first class international bank or financial institution, insurer, social security fund, pension fund, capital investment company, financial intermediary or special purpose vehicle associated to any of them (iii) a trust corporation, fund or other person which regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets of which are managed or serviced by the Lender (in each case an “Assignee” or a “Transferee”), provided always that the liabilities of the Borrower under this Agreement and any other Finance Document shall not be increased as a result of any such assignment or transfer and that in the event that the Borrower’s liabilities (actual or contingent) are increased, the Borrower shall not be liable for any such excess. The Lender may sub-participate all or any part of its rights, benefits and/or obligations under this Agreement and the other Finance Documents without the consent of, but following consultation with and notice to the Borrower and the other Security Parties; provided that the Assignee or Transferee, shall deliver to the Lender such undertaking as the Lender may approve, whereby it becomes bound by the terms of this Agreement and agrees to perform all or, as the case may be, part of the Lender’s obligations under this Agreement and provided further that the liabilities of the Borrower under this Agreement and any other Finance Document shall not be increased as a result of any such sub-participation and that in the event that the Borrower’s liabilities (actual or contingent) are increased, the Borrower shall not be liable for any such excess. Any cost of such assignment or transfer or granting sub-participation shall be for the account of the Lender and/or the assignee, transferee or sub-participant unless any such assignment, transfer or sub-participation is undertaken at the request of the Borrower in which case any cost arising therefrom shall be for the account of the Borrower.

14.4
Documenting assignments and transfers. If the Lender assigns, transfers or in any other manner grants participation in respect of all or any part of its rights or benefits or transfers all or any of its obligations as provided in this Clause 14.4 the Borrower undertakes, immediately on being requested to do so by the Lender, to enter at the expense of the Lender into and procure that each Security Party enters into such documents as may be necessary or desirable to transfer to the Assignee, Transferee or participant all or the relevant part of the interest of the Lender in the Finance Documents and all relevant references in this Agreement to the Lender shall thereafter be construed as a reference to the Lender and/or assignee, transferee or participant of the Lender to the extent of their respective interests and, in the case of a transfer of all or part of the obligations of the Lender, the Borrower shall thereafter look only to the Assignee, Transferee or participant in respect of that proportion of the obligations of the Lender under this Agreement assumed by such assignee, transferee or participant. Subject to the provisions of Clause 14.3 (Assignment by the Lender), the Borrower hereby expressly consents to any subsequent transfer of the rights and obligations of the Lender and undertakes that it shall join in and execute such supplemental or substitute agreements as may be necessary to enable the Lender to assign and/or transfer and/or grant participation in respect of its rights and obligations to another branch or to one or more banks or financial institutions in a syndicate or otherwise. The cost of any such assignment shall be borne by the Lender and/or the relevant Assignee or Transferee.

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14.5
Disclosure of information. The Lender may disclose to a prospective assignee, substitute or transferee or to any other person who may propose entering into contractual relations with the Lender in relation to this Agreement such information about the Borrower as the Lender shall consider appropriate if the Lender first procures that the relevant prospective assignee, substitute or transferee or other person (such person together with any prospective assignee, substitute or transferee being hereinafter described as the “Prospective Assignee”) shall undertake to keep secret and confidential and shall not, without the consent of the Lender, disclose to any third party any of the information, reports or documents supplied by the Lender provided, however, that the Prospective Assignee shall be entitled to disclose such information, reports or documents in the following situations:

(a)	in relation to any proceedings arising out of this Agreement or the other Finance Documents to the extent considered necessary by the Prospective Assignee to protect its interest; or

(b)	pursuant to a court order relating to discovery or otherwise; or

(c)	pursuant to any law or regulation or to any fiscal, monetary, tax, governmental or other competent authority; or

(d)	to its auditors, legal or other professional advisers.
In addition the Prospective Assignee shall be entitled to disclose or use any such information, reports or documents if the information contained therein shall have emanated in conditions free from confidentiality, bona fide from some person other than the Lender or the Borrower.

14.6
Changes in constitution or reorganisation of the Lender. For the avoidance of doubt and without prejudice to the provisions of Clause 14.1 (Binding Effect), this Agreement shall remain binding on the Borrower and the other Security Parties notwithstanding any change in the constitution of the Lender or its absorption in, or amalgamation with, or the acquisition of all or part of its undertaking or assets by, any other person, or any reconstruction or reorganisation of any kind, to the intent that this Agreement shall remain valid and effective in all respects in favour of any Assignee, Transferee or other successor in title of the Lender in the same manner as if such Assignee, Transferee or other successor in title had been named in this Agreement as a party instead of, or in addition to, the Lender.

14.7
Securitisation. The Lender may include all or any part of the Loan in a securitisation (or similar transaction) pursuant to Law 3156/2003, or any other relevant legislation introduced or enacted after the date of this Agreement, without the consent of, or consultation with, but after giving 30-day notice to the Borrower. The Borrower will assist the Lender as necessary to achieve a successful securitisation (or similar transaction) provided that the Borrower shall not be required to bear any third party costs related to any such securitisation (or similar transaction) and that such securitisation (or similar transaction) shall not result in an increase of the Borrower’s obligations under this Agreement and the other Security Documents and need only provide any such information which any third parties may reasonably require.

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14.8
Lending Office. The Lender shall lend through its office at the address specified in the preamble of this Agreement or through any other office of the Lender selected from time to time by it through which the Lender wishes to lend for the purposes of this Agreement. If the office through which the Lender is lending is changed pursuant to this Clause 14.9, the Lender shall notify the Borrower promptly of such change and upon notification of any such transfer, the word “Lender” in this Agreement and in the other Finance Documents shall mean the Lender, acting through such branch or branches and the terms and provisions of this Agreement and of the other Finance Documents shall be construed accordingly.

15.	MISCELLANEOUS

15.1	Time of essence. Time shall be of the essence of this Agreement.

15.2
No implied waivers. No failure, delay or omission by the Lender to exercise any right, remedy or power vested in the Lender under this Agreement and/or the other Finance Documents or by law shall impair such right or power, or be construed as a waiver of, or as an acquiescence in any default by the Borrower, nor shall any single or partial exercise by the Lender of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. In the event of the Lender on any occasion agreeing to waive any such right, remedy or power, or consenting to any departure from the strict application of the provisions of this Agreement or of any other Finance Document, such waiver shall not in any way prejudice or affect the powers conferred upon the Lender under this Agreement and the other Finance Documents or the right of the Lender thereafter to act strictly in accordance with the terms of this Agreement and the other Finance Documents. No modification or waiver by the Lender of any provision of this Agreement or of any of the other Finance Documents nor any consent by the Lender to any departure therefrom by any Security Party shall be effective unless the same shall be in writing and then shall only be effective in the specific case and for the specific purpose for which given. No notice to or demand on any such party in any such case shall entitle such party to any other or further notice or demand in similar or other circumstances.

15.3
No modification, waiver etc. unless in writing. No modification or waiver by the Lender of any provision of this Agreement or of any of the other Finance Documents nor any consent by the Lender to any departure there- from by any Security Party shall be effective unless the same shall be in writing and then shall only be effective in the specific case and for the specific purpose for which given. No notice to or demand on any such party in any such case shall entitle such party to any other or further notice or demand in similar or other circumstances.

15.4
Cumulative Remedies. The rights and remedies of the Lender contained in this Agreement and the other Finance Documents are cumulative and not neither exclusive of each other nor of any other rights or remedies conferred by law.

15.5
Integration of Terms. This Agreement contains the entire agreement of the parties and its provisions supersede the provisions of the Commitment Letter (save for the provisions thereof which relate to fees) any and all other prior correspondence and oral negotiation by the parties in respect of the matters regulated by this Agreement.

15.6
Amendments. in writing. This Agreement and any other Finance Documents shall not be amended or varied in their respective terms by any oral agreement or representation or in any other manner other than by an instrument in writing of even date herewith or subsequent hereto executed by or on behalf of the parties hereto or thereto.

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15.7
Invalidity of Terms. In the event of any provision contained in one or more of this Agreement, the other Finance Documents and any other documents executed pursuant hereto or thereto being invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction whatsoever, such provision shall be ineffective as to that jurisdiction only without affecting the remaining provisions hereof or thereof. If, however, this event becomes known to the Lender prior to the drawdown of the Commitment or of any part thereof the Lender shall be entitled to refuse drawdown until this discrepancy is remedied. In case that the invalidity of a part results in the invalidity of the whole Agreement, it is hereby agreed that there will exist a separate obligation of the Borrower for the prompt payment to the Lender of all the Outstanding Indebtedness. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by the law to the intent that this Agreement, the other Finance Documents and any other documents executed pursuant hereto or thereto shall be deemed to be valid binding and enforceable in accordance with their respective terms.

15.8	Inconsistency of Terms. In the event of any inconsistency between the provisions of this Agreement and the provisions of any other Finance Document the provisions of this Agreement shall prevail.

15.9	Language and genuineness of documents

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(a)
Language: All certificates, instruments and other documents to be delivered under or supplied in connection with this Agreement or any of the other Finance Documents shall be in the Greek or the English language (or such other language as the Lender shall agree) or shall be accompanied by a certified Greek translation upon which the Lender shall be entitled to rely.

(b)
Certification of documents: Any copies of documents delivered to the Lender shall be duly certified as true, complete and accurate copies by appropriate authorities or legal counsel practising in Greece or otherwise as will be acceptable to the Lender at the sole discretion of the Lender.

(c)
Certification of signature: Signatures on Board or shareholder resolutions, Secretary’s certificates and any other documents are, at the discretion of the Lender, to be verified for their genuineness by appropriate Consul or other competent authority.

15.10
Recourse to other security. The Lender shall not be obliged to make any claim or demand or to resort to any Finance Document or other means of payment now or hereafter held by or available to it for enforcing this Agreement or any of the Finance Documents against the Security Parties (or any of them) or any other person liable and no action taken or omitted by the Lender in connection with any such Finance Document or other means of payment will discharge, reduce, prejudice or affect the liability of any Security Party under this Agreement and the other Finance Documents to which it is, or is to be, a party.

15.11	Conflicts. In the event of any conflict between this Agreement and any of the other Finance Documents and the provisions of this Agreement shall prevail.

15.12
Further assurances. The Borrower undertakes that the Finance Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Finance Documents be valid and binding obligations of the respective parties thereto and enforceable in accordance with their respective terms and that it will, at its expense, execute, sign, perfect do and (if required) register, and will procure the execution, signing, perfecting, doing and (if required) registering by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Lender may be necessary or desirable for perfecting the security contemplated or constituted by the Finance Documents.

15.13	Confidentiality

(a)
Each of the parties hereto agrees and undertakes to keep confidential any documentation and any confidential information concerning the business, affairs, directors or employees of the other which comes into its possession in connection with this Agreement and not to use any such documentation, information for any purpose other than for which it was provided.

(b)
The Borrower acknowledges and accepts that the Lender may be required by law, regulation or regulatory requirement or any request of any central bank or any court order to disclose information and deliver documentation relating to the Borrower and the transactions and matters in relation to this Agreement and/or the other Finance Documents to governmental or regulatory agencies and authorities.

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(c)
The Borrower acknowledges and accepts that in case of occurrence of any of the Events of Default the Lender may disclose information and deliver documentation relating to the Borrower and the transactions and matters in relation to this Agreement and/or the other Finance Documents to third parties to the extent that this is necessary for the enforcement or the contemplation of enforcement of the Lender’s rights or for any other purpose for which in the opinion of the Lender, such disclosure would be useful or appropriate for the interests of the Lender or otherwise and the Borrower expressly authorises any such disclosure and delivery.

(d)	The Borrower acknowledges and accepts that the Lender may be prohibited from disclosing information to the Borrower by reason of law or duties of confidentiality owed or to be owed to other persons.

(e)	The Borrower may disclose this Agreement and the transactions related to this Agreement to the Security Exchange Commission and other regulatory bodies applicable to the Pangaea Guarantor.

15.14
Process of personal data. The Borrower hereby expressly gives its consent to the communication for process in the meaning of law 2472/97 by the Lender of its personal data contained in this Agreement, the Finance Documents, in the Operating Account for onwards communication thereof to an inter-banking database record called “Teiresias” kept and solely used by banks and financial institutions. The Borrower is entitled at any relevant time throughout the Security Period to revoke its consent given hereunder by written notice addressed to the Lender and the Registrar of “Teiresias A.E.” at 2, Alamanas street, 15125 Maroussi, Athens, Greece.

16.	NOTICES AND COMMUNICATIONS

16.1	Notices. Every notice, request, demand or other communication under this Agreement or, unless otherwise provided therein, under any of the other Finance Documents shall:

(a)	be in writing delivered personally or be first-class prepaid letter (airmail if available), or shall be served through a process server or subject to Clause 10.9 (Communications Indemnity) by fax;

(b)
be deemed to have been received, subject as otherwise provided in this Agreement or the relevant Finance Document, in the case of a fax, at the time of dispatch as per transmission report (provided, in either case, that if the date of despatch is not a business day in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day), and in the case of a letter when delivered or served personally or five (5) days after it has been put into the post; and

(c)	be sent:

(i)	if to be sent to any Security Party, to:
c/o Phoenix Bulk Carriers (US) LLC
109 Long Wharf
Newport, Rhode Island 02840 USA
Fax No: +401-846-1520
Attn: Mr. Gianni Del Signore,
with copy to:
c/o SEAMAR MANAGEMENT S.A.,

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90 Kifissias Ave, 15125,
Maroussi, Athens, Greece Fax No: +30 210 9235673
Attention: Mr. Fotios Ntousopoulos

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(ii)	in the case of the Lender at:
ALPHA BANK A.E.
93 Akti Miaouli, Piraeus, Greece
Fax No. +30 210 42 90 268
Attention: The Manager
or to such other person, address or fax number as is notified by the relevant Security Party or the Lender (as the case may be) to the other parties to this Agreement and, in the case of any such change of address or fax number notified to the Lender, the same shall not become effective until notice of such change is actually received by the Lender and a copy of the notice of such change is signed by the Lender.

17.	LAW AND JURISDICTION

17.1	Applicable Law

(a)	This Agreement and any non-contractual obligations connected with it shall be governed by, and construed in accordance with, English Law.

(b)
For the purposes of enforcement in Greece, it is hereby expressly agreed that English law as the governing law of the Loan Agreement will be proved by an affidavit of a solicitor from an English law firm to be appointed by the Lender and the said affidavit shall constitute full and conclusive evidence binding on the Borrower but the Borrower shall be allowed to rebut such evidence save for witness.

17.2	Jurisdiction.

(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”). The Borrower irrevocably and unconditionally submits to the jurisdiction of such courts.

(b)
The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary and waives any objections to the inconvenience of England as a forum.

(c)
This Clause 17.2 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

17.3
Process Agent for English Proceedings. Without prejudice to any other mode of service allowed under any relevant law the Borrower irrevocably designates, appoints and empowers Messrs. HILL DICKINSON SERVICES (LONDON) LTD, presently located at The Broadgate Tower, 20 Primrose Street, London EC2A 2EW, England (attention: The Director) (hereinafter called the “Process Agent for English Proceedings”), to receive for it and on its behalf, service of process issued out of the English courts in relation to any proceedings before the English courts in connection with any Finance Document, provided, however, that:

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(a)
the Borrower hereby agrees and undertakes to maintain a Process Agent for English Proceedings throughout the Security Period and hereby agrees that in the event that if any Process Agent for English Proceedings is unable for any reason to act as agent for service of process, the Borrower must immediately (and in any event within ten (10) days of such event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint for this purpose a substitute Process Agent for English Proceedings and the Lender is hereby irrevocably authorised to effect such appointment on Borrower’s behalf. The appointment of such Process Agent for English Proceedings shall be valid and binding from the date notice of such appointment is given by the Lender to the Borrower in accordance with Clause 16.1 (Notices); and

(b)	the Borrower hereby agrees that failure by a Process Agent for English Proceedings to notify the Borrower of the process will not invalidate the proceedings concerned.

17.4
Proceedings in any other country. If it is decided by the Lender that any such proceedings should be commenced in any other country, then any objections as to the jurisdiction or any claim as to the inconvenience of the forum is hereby waived by the Borrower and it is agreed and undertaken by the Borrower to instruct lawyers in that country to accept service of legal process and not to contest the validity of such proceedings as far as the jurisdiction of the court or courts involved is concerned and the Borrower agrees that any judgment or order obtained in an English court shall be conclusive and binding on the Borrower and shall be enforceable without review in the courts of any other jurisdiction.

17.5
Process Agent. Mrs. IOANNA DIMOPOULOU, an attorney-at-law, of Hill Dickinson International, 2, II Merarchias Str., Piraeus 185 35, Greece (hereinafter called the “Process Agent for Greek Proceedings”) is hereby appointed by the Borrower as agent to accept service, upon whom any judicial process in respect of proceedings in Greece may be served and any process notice, judicial or extra-judicial request, demand for payment, payment order, foreclosure proceedings, notarial announcement of claim, notice, request, demand or other communication under this Agreement or any of the Finance Documents. In the event that the Process Agent for Greek Proceedings (or any substitute process agent notified to the Lender in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Lender), which will be conclusively proved by a deed of a process server to the effect that the Process Agent for Greek Proceedings was not found at such address, any process notice, judicial or extra-judicial request, demand for payment, payment order, foreclosure proceedings, notarial announcement of claim or other communication to be sent to any Security Party may be validly served/notified in accordance with the relevant provisions of the Hellenic Code on Civil Procedure.

17.6	Third Party Rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

17.7	Meaning of “proceedings”. In this Clause 17 “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

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EXECUTION PAGE

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on the date stated at the beginning of this Agreement.

SIGNED by	)

Mr. Fotios Ntousopoulos	)

for and on behalf of	)

BULK FREEDOM CORP.,	) /s/ Fotis Ntousopoulos
of Marshall Islands, in the presence of:    )        Attorney-in-fact

Witness: /s/ Ioanna Dimopoulou

Name:	Ioanna Dimopoulou
Address: Hill Dickinson International,
2, Defteras Merarchias Street,
Piraeus, Greece
Occupation: Attorney-at-Law

SIGNED by	)

Mr. Konstantinos Flokos and	) /s/ Konstantinos Flokos

Mrs. Chrysanthi Papathanasopoulou	) Attorney-in-fact

for and on behalf of	)

ALPHA BANK A.E.,	)

in the presence of:	) /s/ Chrysanthi Papathanasopoulou
Attorney-in-fact

Witness: /s/ Lilian Kouleri

Name:	Lilian Kouleri
Address: 13 Defteras Merarchias
Piraeus, Greece
Occupation: Attorney-at-Law

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SCHEDULE 1
FORM OF DRAWDOWN NOTICE
(referred to in Clause 2.2)

To:	ALPHA BANK A.E.
93 Akti Miaouli,
Piraeus, Greece
(the “Lender”)
[●] June, 2017

Re: US$5,500,000 Loan Agreement dated [●] June, 2017 made between (A) BULK FREEDOM CORP., of the Marshall Islands (the “Borrower”) and (B) the Lender (the “Loan Agreement”).

We refer to the Loan Agreement and hereby give you notice that we wish to draw the Commitment in the amount of $([●]) (Dollars [●]) on [●] June, 2017 and we select a first Interest Period in respect of the Loan of [●] months. The funds should be credited to ([●][●] [name and number of account] [●]) with [●].
We confirm that:

(a)	no event or circumstance has occurred and is continuing which constitutes a Default;

(b)
the representations and warranties contained in Clause 6 (Representations and warranties) of the Loan Agreement and the representations and warranties contained in each of the other Finance Documents are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(c)
the borrowing to be effected by the drawing down of the Commitment will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded; and

(d)
to the best of our knowledge and belief there has been no material adverse change in our financial position or in the financial position of ourselves and the other Security Parties from that described by us to the Lender in the negotiation of the Loan Agreement.

We also instruct the Lender to deduct from the Loan proceeds the amount of the fees referred to in Clause 10.10 (Fees) (in case same has not been paid).
Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.

SIGNED by	)

Mr.	)

for and on behalf of	)

the Borrower	)

BULK FREEDOM CORP.,	) ___________________________

of Marshall Islands, in the presence of:	) Attorney-in-fact

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Witness: ___________________________

Name:	Lilian Kouleri
Address: 13 Defteras Merarchias
Piraeus, Greece
Occupation: Attorney-at-Law

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Schedule 2

Form of Insurance Letter

To:	[P&I Club]
[●]
[●]

From:	BULK FREEDOM CORP.
Trust Company Complex, Ajeltake Road,
Ajeltake Island, Majuro,
Marshall Islands MH 96960

[●] 20[●]
Dear Sirs
m.v. “[…………….]” (the “Vessel”)
We are obtaining loan finance from ALPHA BANK A.E. (the “Lender”) secured (inter alia) by a first ship mortgage over the Vessel. The Vessel's insurances will also be assigned to the Lender.
You are hereby authorised to send a copy of the Certificate of Entry for the Vessel to the Lender, c/o their lawyers, namely, THEO V. SIOUFAS & CO. LAW OFFICES, of 13 Defteras Merarchias Street, 185 35 Piraeus, Greece. Further, you are also irrevocably authorised to provide the Lender from time to time with any other information whatsoever which they may require relating to the entry of the Vessel in the association.
This letter is governed by, and shall be construed in accordance with, English law.

_____________________________

For and on behalf of
BULK FREEDOM CORP.

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